Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT
This AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of February 21, 2023 (this “Amendment”), is entered into by and among, UPLAND SOFTWARE, INC., a Delaware corporation (the “Borrower”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacities, the “Agent”).
PRELIMINARY STATEMENTS:
WHEREAS, the Borrower, each subsidiary of the Borrower designated on the signature pages thereof as a “Guarantor” and each other Subsidiary of the Borrower from time to time designated as a “Guarantor” thereunder (collectively, the “Guarantors”), the Agent and certain lenders are parties to that certain Credit Agreement, dated as of August 6, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; and as further amended or otherwise modified pursuant to this Amendment, the “Amended Credit Agreement”; capitalized terms not otherwise defined in this Amendment shall have the same meanings as specified in the Amended Credit Agreement (or in the Credit Agreement, if so specified));

WHEREAS, the Agent has determined that the circumstances contemplated by Section 2.14(b)(ii)(y) of the Credit Agreement have arisen with respect to the Eurodollar Rate (as defined in the Credit Agreement) applicable to “Eurodollar Loans” (as defined in the Credit Agreement) denominated in Dollars, and the Agent and the Borrower have each agreed, subject to the terms and conditions stated below, to establish Term SOFR, plus credit spread adjustments of 10 basis points, 15 basis points, and 25 basis points for Interest Periods of one month, three months, and six months, respectively, as a replacement rate for such Eurodollar Loans; and

WHEREAS, the Borrower and the Agent have agreed to further amend or otherwise modify the Credit Agreement as set forth or contemplated herein, as authorized by the applicable provisions of Section 2.14(b) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1.    Amendments.
(a)    Subject to the satisfaction of the conditions precedent to the effectiveness of this Amendment set forth in Section 3 hereof, the Credit Agreement is hereby amended (i) to delete the struck text (indicated textually in the same manner as the following example: ~~struck text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached as Annex A hereto, (ii) to amend and restate Exhibit L-1 (Form of Borrowing Notice) to the Amended Credit Agreement in the form attached as Annex B hereto and (iii) to add Exhibit L-2 (Form of SOFR Notice) as a new Exhibit, as attached hereto as Annex C.
(b)    As of the First Amendment Effective Date (as defined below), any outstanding Initial Term Loans and Revolving Loans that are denominated in Dollars and were made as Eurodollar Loans prior to giving effect to this Amendment will continue as Eurodollar Loans (in accordance with the terms of the Credit Agreement as in effect prior to giving effect to this Amendment) until the last day of the Interest Period applicable to each such Loan (or the

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next following Business Day if such day is not a Business Day) and, to the extent such Loan remains outstanding on such date, shall only be available to be converted by the Borrower to a SOFR Loan or a Base Rate Loan.
SECTION 2.    Reference to and Effect on the Loan Documents.
(a)    On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement. For the avoidance of doubt, this Amendment shall also constitute a Loan Document under the Credit Agreement, as amended by this Amendment.
(b)    The Credit Agreement, and the other Loan Documents, as specifically amended, restated, amended and restated, supplemented or otherwise modified from time to time (or contemplated to be amended, amended and restated, supplemented or otherwise modified from time to time) by this Amendment, are, and shall continue to be, in full force and effect, and are hereby in all respects ratified and confirmed.
(c)    Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any provision of the Credit Agreement or any other Loan Document.
(d)    Pursuant to Section 2.14(b) of the Credit Agreement (and subject to the provisions thereof), the Agent, on behalf of the Lenders, is authorized and directed to execute this Amendment, to take any and all actions and execute such documents as shall be required to give effect to or otherwise implement this Amendment and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.
SECTION 3.    Conditions of Effectiveness for Amendment. This Amendment shall become effective on the date on which the following conditions shall have been satisfied (the “First Amendment Effective Date”):

(a)     The Agent shall have received counterparts of this Amendment executed by the Borrower.
(b)    the representations and warranties of the Borrower and each of the Guarantors contained in Section 4 of the Amended Credit Agreement, or in any other Loan Document, shall be true and correct in all material respects on and as of the First Amendment Effective Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (in each case, unless qualified by materiality, “Material Adverse Effect” or similar qualification, in which case they shall be true and correct in all respects).
(c)    Immediately prior to, and after giving effect to, this Amendment as of the First Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.
(d)    To the extent invoiced at least two (2) Business Days prior to the First Amendment Effective Date, all reasonable and documented fees and out-of-pocket expenses

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payable to the Agent shall have been paid to the extent due and payable in accordance with Section 5 of this Amendment and Section 2.5 of the Credit Agreement.
(e)     The Agent has not received, by 5:00 p.m. (New York City time) on Friday, February 17, 2023, written notices of objection to this Amendment from Lenders comprising at least the Required Lenders.
SECTION 4.    Representations and Warranties. The Borrower hereby represents and warrants to the Agent that (to the extent applicable to such entity):

    (a)    on and as of the date hereof (i) it has all requisite corporate power and authority to enter into and perform its obligations under this Amendment, the Amended Credit Agreement and the other Loan Documents to which it is a party, and (ii) this Amendment has been duly authorized, executed and delivered by it; and
(b)    this Amendment and the Amended Credit Agreement constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

SECTION 5.    Costs and Expenses. The Borrower agrees that all reasonable and documented out-of-pocket expenses incurred by the Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder or in connection herewith are Lender Group Expenses that the Borrower is required to pay or reimburse pursuant to Section 2.5 of the Credit Agreement.

SECTION 6.    Conflict with other Documents. In the event of a conflict between the provisions of this Amendment and the provisions of any Loan Document, the provisions of this Amendment shall govern and control to the extent of such conflict.
SECTION 7.    Execution in Counterparts. This Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission of an executed counterpart of a signature page to this Amendment, including by email with a pdf copy hereof attached, shall be effective as delivery of an original executed counterpart of this Amendment. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” shall mean an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

SECTION 8.    Choice of Law and Venue; Jury Trial Waiver; Judicial Reference Provision. The provisions of Section 12 of the Amended Credit Agreement are incorporated herein mutatis mutandis.

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SECTION 9.    Reaffirmation. The Borrower, on behalf of itself and each other Loan Party, hereby (a) acknowledges and consents to this Amendment; (b) ratifies and confirms all of its and the other Loan Parties’ obligations and liabilities under the Loan Documents (as amended or modified (or contemplated to be amended or modified) by this Amendment) to which it is a party (or to which another Loan Party is party on such Loan Party’s behalf) and ratifies and confirms that such obligations and liabilities remain in full force and effect and extend to and continue in effect with respect to, and continue to guarantee and secure, as applicable, the obligations of the Borrower and the other Loan Parties under the Amended Credit Agreement; and (c) acknowledges and confirms that the liens and security interests granted by it or the other Loan Parties pursuant to the Security Documents to which it is a party (or to which another Loan Party is party on such Loan Party’s behalf) are and continue to be valid and perfected (if and to the extent required to be perfected under the Security Documents to which it is a party (or to which another Loan Party is party)) liens and security interests in the Collateral (subject only to Liens permitted under the Loan Documents) that secure all of the obligations of the Borrower and the other Loan Parties under the Loan Documents (as amended or modified (or contemplated to be amended or modified) by this Amendment) to which it is a party (or to which another Loan Party is party) to the same extent that such liens and security interests in the Collateral were valid and perfected (if and to the extent required to be perfected under the Security Documents to which it is a party (or to which another Loan Party is party)) immediately prior to giving effect to the execution and delivery of this Amendment.

SECTION 10.    Continuing Obligations. The Obligations existing immediately prior to the First Amendment Effective Date shall, to the extent outstanding immediately following the First Amendment Effective Date, comprise Obligations under the Amended Credit Agreement and each other Loan Document, and neither this Amendment nor the transactions contemplated in connection herewith shall constitute a novation or termination of such Obligations, and the Collateral shall continue to secure, support and otherwise benefit the Obligations of the Loan Parties under the Amended Credit Agreement and each other Loan Document.

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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Credit Agreement to be executed by their respective authorized officers as of the date first above written.

UPLAND SOFTWARE, INC.
as Borrower

By:	/s/ Michael D. Hill
Name:	Michael D. Hill
Title:	Chief Financial Officer and Treasurer

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH,
as Agent

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

By:	/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Authorized Signatory

CREDIT AGREEMENT
as amended by Amendment No. 1 to Credit Agreement dated February 21, 2023 by and among
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
CAPITAL ONE, NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION AND REGIONS BANK
as Co-Documentation Agents,
THE LENDERS THAT ARE PARTIES HERETO FROM TIME TO TIME,
as the Lenders,
UPLAND SOFTWARE, INC.,
as the Borrower,
EACH SUBSIDIARY OF BORROWER FROM TIME TO TIME
DESIGNATED AS A GUARANTOR HEREUNDER,
as the Guarantors
and
CREDIT SUISSE LOAN FUNDING LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, CAPITAL ONE, NATIONAL ASSOCIATION, HSBC SECURITIES (USA) INC. AND REGIONS BANK
as Joint Lead Arrangers and Joint Bookrunners
Dated as of August 6, 2019

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i

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4.4.	Binding Obligations; Perfected Liens	44
4.5.	Title to Assets; No Encumbrances	44
4.6.	Litigation	44
4.7.	Compliance with Laws	45
4.8.	No Material Adverse Effect	45
4.9.	Solvency	45
4.10.	Employee Benefits	45
4.11.	Environmental Condition	46
4.12.	Complete Disclosure	46
4.13.	Patriot Act and Anti-Money Laundering & Anti-Terrorism	46
4.14.	Indebtedness	47
4.15.	Payment of Taxes	47
4.16.	Margin Stock	47
4.17.	Investment Company Act	47
4.18.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	47
4.19.	Employee and Labor Matters	48
4.20.	Burdensome Agreements	48
4.21.	Leases	49
4.22.	Hedge Agreements	49
4.23.	EEA Financial Institutions	49
4.24.	Intellectual Property	49
4.25.	PSC Register	49
4.26.	Centre of main interests and establishment	49
5	AFFIRMATIVE COVENANTS.	50
5.1.	Financial Statements, Reports, Certificates	50
5.2.	U.S. Pension Plans	50
5.3.	Existence	50
5.4.	Maintenance of Properties	50
5.5.	Taxes	50
5.6.	Insurance	51
5.7.	Books and Records; Inspection	51
5.8.	Compliance with Laws	52
5.9.	Environmental	52
5.10.	[Reserved]	52
5.11.	Formation of Subsidiaries	52
5.12.	Further Assurances	53
5.13.	Lender Calls	53
5.14.	Use of Proceeds	54
5.15.	Maintenance of Ratings	54
5.16.	Post-Closing Obligations	54

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5.17.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	54
5.18.	PSC Register	54
6	NEGATIVE COVENANTS.	55
6.1.	Indebtedness	55
6.2.	Liens	55
6.3.	Restrictions on Fundamental Changes	55
6.4.	Disposal of Assets	55
6.5.	Nature of Business	56
6.6.	Prepayments and Amendments	56
6.7.	Restricted Payments	57
6.8.	Accounting Methods	57
6.9.	Investments	58
6.10.	Transactions with Affiliates	58
6.11.	[Reserved]	58
6.12.	Limitation on Issuance of Equity Interests	58
6.13.	[Reserved]	58
6.14.	Canadian Pension Plans	58
7	FINANCIAL COVENANTS.	59
8	EVENTS OF DEFAULT.	59
8.1.	Payments	59
8.2.	Covenants	59
8.3.	Judgments	60
8.4.	Voluntary and English Bankruptcy, etc	60
8.5.	Involuntary Bankruptcy, etc	60
8.6.	Cross Payment Default and Cross-Acceleration	60
8.7.	Representations, etc	61
8.8.	Guaranty	61
8.9.	Security Documents	61
8.10.	Loan Documents	61
8.11.	Change of Control	61
8.12.	ERISA	61
8.13.	Borrower’s Right to Cure	61
9	RIGHTS AND REMEDIES.	62
9.1.	Rights and Remedies	62
9.2.	Remedies Cumulative	63
10	WAIVERS; INDEMNIFICATION.	63
10.1.	Demand; Protest; etc	63
10.2.	The Lender Group’s Liability for Collateral	64
10.3.	Indemnification	64
11	NOTICES.	65

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12	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.	66
13	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	67
13.1.	Assignments and Participations	67
13.2.	Successors	71
14	AMENDMENTS; WAIVERS.	71
14.1.	Amendments and Waivers	71
14.2.	Replacement of Certain Lenders	73
14.3.	No Waivers; Cumulative Remedies	73
15	AGENTS; THE LENDER GROUP.	74
15.1.	Appointment and Authorization of Agent	74
15.2.	Delegation of Duties	75
15.3.	Exculpatory Provisions	75
15.4.	Reliance by Agents	76
15.5.	Notice of Default	77
15.6.	Non-Reliance on Agent and Other Lenders	77
15.7.	Indemnification	77
15.8.	Agent in Individual Capacities	78
15.9.	Successor Agent	79
15.10.	[Reserved]	79
15.11.	Security Documents and Guarantee; Agents under Security Documents and Guarantee	79
15.12.	Restrictions on Actions by Lenders; Sharing of Payments	81
15.13.	[Reserved]	81
15.14.	Payments by Agent to the Lenders	81
15.15.	Concerning the Collateral and Related Loan Documents	81
15.16.	Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	81
16	WITHHOLDING TAXES.	82
16.1.	Payments	82
16.2.	Exemptions	83
16.3.	Reductions	85
16.4.	Refunds	85
17	GENERAL PROVISIONS.	85
17.1.	Effectiveness	85
17.2.	Section Headings	85
17.3.	Interpretation	86
17.4.	Severability of Provisions	86
17.5.	Bank Product Providers	86
17.6.	Debtor-Creditor Relationship	86
17.7.	Counterparts; Electronic Execution	86
17.8.	Revival and Reinstatement of Obligations; Certain Waivers	87

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17.9.	Confidentiality	87
17.10.	Survival	89
17.11.	Patriot Act and Anti-Money Laundering & Anti-Terrorism Compliance	89
17.12.	Integration	89
17.13.	Judgment Currency	89
17.14.	Certain Tax Matters	90
17.15.	Guarantee	90
17.16.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	93
17.17.	Certain ERISA Matters	93
17.18.	Acknowledgement Regarding Any Supported QFCs	94
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EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A-1: Form of Assignment and Acceptance
Exhibit B-1: Form of Bank Product Provider Agreement
Exhibit C-1: Form of Compliance Certificate
Exhibit L-1: Form of Borrowing Notice
Exhibit L-2: Form of SOFR Notice
Exhibit P-1: Form of Perfection Certificate

Schedules:

Schedule 1.1: Definitions
Schedule 1.2: Excluded Subsidiaries
Schedule 4.1(b): Equity Interests
Schedule 4.1(c): Subsidiaries
Schedule 4.1(d): Capitalization
Schedule 4.6 (b): Litigation
Schedule 4.24: Intellectual Property
Schedule 5.1: Reporting Requirements
Schedule 5.16: Post-Closing Obligations
Schedule 6.5: Nature of the Business
Schedule 6.10: Transactions with Affiliates
Schedule A-1: Agent’s Account
Schedule A-2: Authorized Person
Schedule C-1: Commitments
Schedule D-1: Designated Account
Schedule D-2: Designated Account Bank
Schedule P-1: Investments
Schedule P-2: Liens
Schedule P-3: Indebtedness

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of August 6, 2019, by and among the Persons party hereto as lenders and identified on the signature pages hereof as such (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacities, together with its successors and assigns in such capacities, “Agent”), UPLAND SOFTWARE, INC., a Delaware corporation (“Borrower”), and each Subsidiary of Borrower designated on the signature pages hereof as a “Guarantor” and each other Subsidiary of Borrower from time to time designated as a “Guarantor” hereunder.
The parties agree as follows:
1.    DEFINITIONS AND CONSTRUCTION.
1.1.    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (b) for purposes of determining compliance with any covenant contained herein, the effects of any accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 and the Proposed Accounting Standards Update (Revised) to Leases (Topic 842) dated May 16, 2013 shall be disregarded and GAAP will be deemed to treat leases that would have been qualified as operating leases prior to any such accounting change as operating leases notwithstanding the effectiveness of any such accounting change to GAAP, and (c) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3.    UCC; PPSA. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined

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differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. Any terms used in this Agreement that are defined in the PPSA shall be construed and defined as set forth in the PPSA unless otherwise defined herein; provided, that to the extent that such term is defined differently in the PPSA and in the UCC, the definition of such term in the PPSA or the UCC shall govern, as the context requires, or otherwise the definition of such term contained in the UCC shall govern. Notwithstanding the foregoing, and unless the context requires otherwise, (i) any term defined in this Agreement by reference to the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the PPSA, other applicable Canadian personal property security and other Laws (including the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)) in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer Laws (including the Securities Transfer Act of each applicable province of Canada) and applicable U.S. security transfer Laws (including the Exchange Act), and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer to the analogous documents used under applicable United States or Canadian personal property security Laws.
1.4.    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank

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Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to “province” shall include the territories of Canada. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any reference to a provision of Law or a regulation is a reference to that provision as amended or re-enacted and a reference to a statute includes all regulations, proclamations, ordinances and by Laws issued under that statute and any Law or regulation which varies, consolidates or replaces any of them, For purposes of any Collateral located in the province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the Laws of the province of Québec or a court or tribunal exercising jurisdiction in the province of Québec, (p) “personal property” shall be deemed to include “movable property”, (q) “real property” shall be deemed to include “immovable property”, (r) “tangible property” shall be deemed to include “corporeal property”, (s) “intangible property” shall be deemed to include “incorporeal property”, (t) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (u) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (v) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (w) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (x) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (y) an “agent” shall be deemed to include a “mandatary”, and (z) ”joint and several” shall be deemed to include “solidary”.
1.5.    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6.    Exchange Rates; Currency Equivalents; Applicable Currency.
(a)    For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Revolving Loans, Letters of Credit, other Obligations and other references to amounts denominated in a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof.
1.7.    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.8.    Limited Condition Acquisitions.
(a)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that no Default or Event of Default, or truth, correctness and

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completeness of the representation and warranties, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default or the truth, correctness and completeness of the representation and warranties, as applicable, exists on the LCT Test Date (as defined below) for such Limited Condition Transaction are entered.
(b)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio or any other ratio test; or
(ii)    testing baskets or any other calculations set forth in this Agreement (including baskets or any other calculations measured as a percentage of EBITDA) for a Reference Period;
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (x) the date on which the definitive acquisition agreements for such Limited Condition Transaction are entered into, (y) the date of any prepayment, redemption, repurchase, defeasance, acquisition or other payment or (z) in respect of sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar Law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intends to make an offer or similar announcement or determination in another jurisdiction subject to Laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction, as applicable to such Limited Condition Transaction (the “LCT Test Date”), and if, after giving pro forma effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) on or prior to the applicable LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, calculation or basket, such ratio, calculation or basket shall be deemed to have been complied with; provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, calculations or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, calculation or basket, including due to fluctuations in EBITDA, on or prior to the date of consummation of the relevant Limited Condition Transaction, such baskets, calculations or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, calculation or test with respect to the incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, dispositions or mergers, on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, calculation or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

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1.9.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.10.    Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.    LOANS AND TERMS OF PAYMENT.
2.1.    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars (“Initial Revolving Loans”) to Borrower in an aggregate amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender’s Revolving Commitment, and
(ii)    such Lender’s Pro Rata Share of an amount equal to (1) the Maximum Revolver Amount less (2) the Letter of Credit Usage at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement; provided, that, no Initial Revolving Loans may be borrowed on the Closing Date. The outstanding principal amount of the Initial Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Revolver Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

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2.2.    Term Loans.
(a)    Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan in Dollars in an amount equal to its respective Term Loan Commitment (the “Initial Term Loans”).
(b)    The principal of the Initial Term Loan shall be repaid, in Dollars, for the ratable benefit of the Lenders then holding the Initial Term Loans, on the last Business Day of each December, March, June and September, commencing December 31, 2019, in principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans made on (and as of) the Closing Date, which payments shall be reduced as a result of prepayments of the Initial Term Loans in accordance with Section 2.4 of this Agreement.
(c)    The outstanding unpaid principal balance and all accrued and unpaid interest on the Initial Term Loans shall be due and payable on the earlier of (i) the Term Loan Maturity Date, and (ii) the date of the acceleration of the Initial Term Loan in accordance with the terms hereof. Any principal amount of the Term Loans that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loans shall constitute Obligations hereunder.
2.3.    Borrowing Procedures.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent (i) no later than 10:00 a.m. on the requested Funding Date in the case of a request for Base Rate Loans (the “Same Day Base Rate Loans”) and (ii) no later than 1:00 p.m. on the US Government Securities Business Day that is three US Government Securities Business Days prior to the requested Funding Date in the case of all other requests, specifying in each case, (A) the amount of such Borrowing, (B) the requested Funding Date for such Borrowing (which shall be a Business Day), (C) the type of Borrowing, (D) the Interest Period (in the case of SOFR Borrowings) and (E) the location of the account into which funds shall be disbursed; provided, that, if the Borrower shall request a SOFR Borrowing but fails to specify the Interest Period such Interest Period shall be deemed to be one month; provided further, that, except with respect to Same Day Base Rate Loans, Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day.
(b)    [Reserved].
(c)    Making of Revolving Loans.
(i)    After receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Revolving Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the US Government Securities Business Day that is three US Government Securities Business Days prior to the requested Funding Date (other than with regards to Same Day Base Rate Loans, which shall be on the same Business Day). With regards to any requested Borrowing other than a Borrowing of Same Day Base Rate Loans, if Agent has notified the Revolving Lenders of a requested Borrowing on the US Government Securities Business Day that is three US Government Securities Business Days prior to the Funding Date, then each Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. on the US Government Securities Business Day that is the requested Funding Date. With regards to a requested Borrowing for Same Day Base Rate Loans, (x) if Agent has notified the Revolving

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Lenders of a requested Borrowing not later than 11:30 a.m. on the Funding Date, then each Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. on the Business Day that is the requested Funding Date and (y) if Agent has notified the Revolving Lenders of a requested Borrowing after 11:30 a.m. on the Funding Date, then each Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. on the following Business Day. After Agent’s receipt of the proceeds of such Revolving Loans from the Revolving Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the applicable Designated Account; provided, that, no Revolving Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed Availability on such Funding Date.
(ii)    Unless Agent receives notice from a Revolving Lender (x) in the case of any SOFR Borrowing, on 10:00 a.m. on the US Government Securities Business Day that is the requested Funding Date and (y) in the case of an Base Rate Borrowing at least two hours prior to the time in which such Revolving Lender’s Pro Rata Share of the Borrowing of Base Rate Loans are required to be provided to the Agent hereunder, that such Revolving Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Revolving Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Revolving Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Revolving Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 1:30 p.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Revolving Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Revolving Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to the Borrower, such amount, then that Revolving Lender shall be obligated to immediately remit such amount to Agent, together with interest at the applicable Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Revolving Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Revolving Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Revolving Lender’s Revolving Loans for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, shall pay such amount to Agent for Agent’s Account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    [Reserved]
(e)    [Reserved].
(f)    Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Revolving Loans and interest, owing to each Lender

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and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate. Such register shall be substantially similar to the Register, and shall conform and be subject to the provisions of Section 13.1(h) in order to establish that Borrower’s obligations hereunder are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to such Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments or proceeds pertaining to or securing Obligations, (i) first ratably to each Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement made by each such Issuing Bank that was required to be, but was not, paid by the Defaulting Lender, (ii) second ratably to each Non-Defaulting Lender ratably in accordance with their Revolving Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), and (iii) third, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier 14 of Section 2.4(b)(iii)(B). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), for the purpose of calculating the fee payable under Section 2.10(b), and for the purpose of calculating the fee payable under Section 2.10(c), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolving Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Sections 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Banks, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrower). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, any Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of any Commitment of such Defaulting Lender shall

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not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender’s Letter of Credit Exposure shall be reallocated among the applicable Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments, and (z) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding;
(C)    if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the applicable Issuing Banks until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) such Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to the Issuing Bank and Borrower to eliminate such Lender’s or such Issuing Bank’s risk with respect to the Defaulting Lender’s participation in such Letters of Credit; and

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(G)    Agent may release any cash collateral provided by Borrower pursuant to this Section 2.3(g)(ii) to the applicable Issuing Bank and such Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.11(d).
(h)    Independent Obligations. All Revolving Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4.    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrower.
(i)    Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein. Any payment received by Agent later than 2:00 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(iii)    The Loans and other Obligations (unless such other Obligations expressly provide otherwise) shall be made and repaid in Dollars.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of any Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.
(ii)    Subject to Section 2.2(b), Section 2.4(b)(v), Section 2.4(d)(ii) and Section 2.4(e) and with respect to interest payments, all payments in respect of Obligations to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds

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of Collateral securing Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable Law.
(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
1)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent or any Issuing Bank under the Loan Documents in respect of Obligations, until paid in full,
2)    second, to pay any fees or premiums then due to Agent or any Issuing Bank under the Loan Documents in respect of Obligations until paid in full,
3)    third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents in respect of Obligations, until paid in full,
4)    fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of Obligations until paid in full,
5)    fifth, ratably, to pay interest accrued in respect of the Revolving Loans, the Term Loan and any Bank Product Obligation until paid in full,
6)    sixth, ratably (i) to pay the principal of all Revolving Loans until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Banks (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Banks, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105 % of the Letter of Credit Usage (to the extent permitted by applicable Law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable Law, be reapplied pursuant to this Section 2.4(b)(iii)(B), beginning with tier (B)(1) hereof), (iii)  ratably to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (iv) to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,
7)    seventh, ratably, to pay any other Obligations, other than Obligations owed to Defaulting Lenders,
8)    eighth, ratably to pay any Obligations owed to Defaulting Lenders; and
9)    ninth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable Law.

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(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.
(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(vi)    For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Commitments.
(i)    Revolving Commitments. The Revolving Commitments shall terminate on the Revolver Maturity Date. Borrower may reduce the Revolving Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $1,000,000 (unless the Revolving Commitments are being reduced to zero and the amount of the Revolving Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than ten Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the Revolving Commitments may not be increased. Each such reduction of the Revolving Commitments shall reduce the Revolving Commitments of each Lender proportionately in accordance with its ratable share thereof.
(ii)    Term Loan Commitments. The Term Loan Commitments shall terminate upon the earlier to occur of (A) the making of the Initial Term Loan and (B) 5:00pm on the Closing Date.
(d)    Optional Prepayments.
(i)    Revolving Loans. Borrower may prepay the principal of any Revolving Loan, at any time, (but upon three US Government Securities Business Days prior irrevocable written notice with regards to SOFR Loans) in whole or in part.
(ii)    Term Loan. Borrower may, upon at least ten Business Days’ prior irrevocable written notice to Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the

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payment of accrued interest to the date of such payment on the principal amount that is being prepaid. Each prepayment in respect of any Term Loan pursuant to this Section 2.4(d)(ii) shall be applied to reduce any outstanding Term Loans as the Borrower may determine and may be applied to the Term Loan as directed by the Borrower. In the event that the Borrower does not specify the order in which to apply prepayments, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the principal repayment installments of the respective outstanding Term Loans in direct order of maturity and on a pro rata basis among the outstanding Term Loans. Notwithstanding anything to the contrary contained in this Agreement, at the time of the effectiveness of any Repricing Transaction (including any incurrence of Incremental Term Loans as part of a Repricing Transaction) that is consummated prior to the six-month anniversary of the Closing Date, the Borrower agrees to pay to the Agent, for the ratable account of each Lender with outstanding Initial Term Loans, a fee in an amount equal to 1.00% of (a) in the case of a Repricing Transaction of the type described in clause (x) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted or exchanged) in connection with such Repricing Transaction and (b) in the case of a Repricing Transaction described in clause (y) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.
(e)    Mandatory Prepayments.
(i)    Overadvances. If, at any time, the Revolver Usage on such date exceeds the Maximum Revolver Amount, then Borrower shall promptly, but in any event, within one Business Day of Borrower’s receipt of notice of such overadvance from Agent, prepay the Obligations, in accordance with Section 2.4(f)(i) in an amount equal to the amount of such excess.
(ii)    Dispositions. Within three Business Day of the date of receipt by Borrower or any of its Subsidiaries of Net Cash Proceeds, in excess of $2,000,000, of any single voluntary or involuntary sale or disposition, or series of voluntary or involuntary sales or dispositions by Borrower or any of its Subsidiaries of assets (including insurance proceeds and proceeds from casualty losses or condemnations, but excluding proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f) (i), (j), (k), (l), (m), (n) or (o) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii), as applicable, in an amount equal to 100%, in excess of such threshold, of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided, that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries including, for the avoidance of doubt, Permitted Acquisitions, and (C) Borrower or its Subsidiary, as applicable, complete such replacement, purchase, or construction within 365 days after the initial receipt of such monies the “Reinvestment Period”) (provided, that if the Borrower has entered into a binding commitment to reinvest any such Net Cash Proceeds at any time prior to the end of the Reinvestment Period, then such Reinvestment Period shall be extended for an additional 180 days with respect to such committed amount of such Net Cash Proceeds), then the Borrower or Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of Borrower or such Subsidiary unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which

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case, any amounts not so utilized shall be paid to Agent and applied in accordance with Section 2.4(f)(ii). Nothing contained in this Section 2.4(e)(ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    [Reserved].
(iv)    Indebtedness. Within three Business Day of the date of incurrence by Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii), in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(v)    [Reserved].
(vi)    Excess Cash Flow. Within ten days after the date such audited annual financial statements were required to be delivered to Agent pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Borrower’s fiscal year ended December 31, 2020, Borrower shall (A) if such financial statements demonstrate that the First Lien Leverage Ratio of Borrower and its Subsidiaries for the Reference Period ended as of the end of such fiscal year was greater than 2.61:1.00, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(iv) in an amount equal to (1) 50% of the Excess Cash Flow of Borrower and its Subsidiaries for such fiscal year, minus (2) at the option of the Borrower, the aggregate amount of all voluntary prepayments in respect of (x) the outstanding principal balance of the Term Loans and (y) the Revolving Loans which are accompanied by permanent reductions of Revolving Commitments pursuant to Section 2.4(d), in each case, made by Borrower during such fiscal year and in each case not financed with long-term Indebtedness, (B) if such financial statements demonstrate that the First Lien Leverage Ratio of Borrower and its Subsidiaries for the Reference Period ended as of the end of such fiscal year was less than or equal to 2.61:1.00 but greater than 2.11:1.00, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(iv) in an amount equal to (1) 25% of the Excess Cash Flow of Borrower and its Subsidiaries for such fiscal year, minus (2) at the option of the Borrower, the aggregate amount of all voluntary prepayments in respect of (x) the outstanding principal balance of the Term Loans and (y) the Revolving Loans which are accompanied by permanent reductions of Revolving Commitments pursuant to Section 2.4(d), in each case, made by Borrower during such fiscal year and in each case not financed with long-term Indebtedness and (C) if such financial statements demonstrate that the First Lien Leverage Ratio of Borrower and its Subsidiaries for the Reference Period ended as of the end of such fiscal year was 2.11:1.00 or less, then no prepayment shall be required for such fiscal year; provided, that any Excess Cash Flow payment made pursuant to this Section 2.4(e)(vi) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisitions; provided, further, if Excess Cash Flow for any fiscal year is equal to or less than $5,000,000 no payment shall be due under this Section 2.4(e)(vi) for such fiscal year.
(f)    Application of Payments.
(i)    Each prepayment pursuant of Section 2.4(e)(i) shall, (y) so long as no Application Event shall have occurred and be continuing, be applied, first, with respect to any payment by Borrower, to the outstanding principal amount of the Revolving Loans until paid in full and second, with respect to any payment by Borrower, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage and/or otherwise secure or backstop such Letters of Credit in a manner that is in substance and form

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satisfactory to Agent and the applicable Issuing Banks, and (z) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).
(ii)    Each prepayment pursuant to (A) Section 2.4(e)(ii) as a result of a sale or disposition by a Loan Party or (B) Section 2.4(e)(iv) as a result of an incurrence of Indebtedness by a Loan Party, shall (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loans until paid in full, second, to the outstanding principal amount of the Revolving Loans (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (without a corresponding permanent reduction in the Maximum Revolver Amount), and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each prepayment in respect of any Term Loan pursuant to Section 2.4(e)(ii) shall be applied to reduce any outstanding scheduled installments of each of the Term Loans as the Borrower may determine. In the event that the Borrower does not specify the order in which to apply prepayments to such scheduled installments, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the principal repayment installments of the respective outstanding Term Loans in direct order of maturity and on a pro rata basis among the outstanding Term Loans; provided, that, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to Agent and the Borrower within three Business Days after such Lender’s receipt of notice from the Agent of such prepayment and such amounts may be retained by the Borrower.
(iii)    [reserved]
(iv)    Each prepayment pursuant to Section 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Revolving Loans (without a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount),and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii). Each prepayment in respect of any Term Loan pursuant to Section 2.4(e)(vi) shall be applied to reduce any outstanding scheduled installments of each of the Term Loans as the Borrower may determine. In the event that the Borrower does not specify the order in which to apply prepayments to such scheduled installments, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the principal repayment installments of the respective outstanding Term Loans in direct order of maturity and on a pro rata basis among the outstanding Term Loans; provided, that, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to Agent and the Borrower within three Business Days after such Lender’s receipt of notice from the Agent of such prepayment and such amounts may be retained by the Borrower.
2.5.    Promise to Pay; Promissory Notes.
(a)    The Borrower agrees to pay the Lender Group Expenses owing by Borrower on the earlier of (i) the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, following the date on which the applicable Lender Group Expenses were first incurred and identified to the Borrower or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to

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constitute a demand for payment thereof for the purposes of this subclause (ii)). The Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) of the Initial Term Loans owing by Borrower in full on the Term Loan Maturity Date, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) of the Initial Revolving Loans owing by Borrower in full on the Revolver Maturity Date, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) of the Incremental Term Loans, Extended Term Loans, Incremental Revolving Loans and the Extended Revolving Loans owing by Borrower in full on such applicable Maturity Date, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The Borrower promises to pay all of the remaining Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) of any Loans owing by Borrower in full on the Latest Maturity Date, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall promptly execute and deliver to such Lender the requested promissory notes payable to the Lender (or, if requested by the Lender, to the Lender and its registered permitted assigns) in a form furnished by Agent and reasonably satisfactory to Borrower; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such promissory note to the Borrower in accordance with Section 13.1(h) and upon their repayment (or as promptly thereafter as practicable). Thereafter, the portion of the Commitments and Loans held by such Lender or its permitted assigns and evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form.
2.6.    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c),
(i)    all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:
(A)    if the relevant Obligation is a SOFR Loan, at a per annum rate equal to the Adjusted Term SOFR plus the SOFR Margin, and
(B)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)    Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “ Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the SOFR Margin times the aggregate undrawn stated amounts of all outstanding Letters of Credit.
(c)    Default Rate.

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(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (unless an Event of Default exists under Section 8.4 or Section 8.5, in which case no such request shall be required), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Without duplication of clause (i), Borrower upon the request of the Required Lenders, while any Event of Default exists, shall pay interest on the principal amount of all outstanding Obligations owed by Borrower hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k), or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). The Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account applicable to Borrower (A) (x) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, all interest accrued during the prior period on the Revolving Loans and/or the Term Loan owing by Borrower hereunder and (y) on the date due pursuant to Section 2.12(a), all interest accrued in respect of SOFR Loans, (B) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, all Letter of Credit Fees owing by Borrower accrued or chargeable hereunder during the prior period, (C) as and when incurred or accrued, all fees and costs owing by Borrower or any other applicable Loan Party provided for in Section 2.10(a) or (d), (D) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, the Unused Line Fee owing by Borrower accrued during the prior period pursuant to Section 2.10(b), (E) [reserved], (F) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents owing by Borrower or any other applicable Loan Party, (G) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) owing by Borrower, (H) as and when incurred or accrued, all other Lender Group Expenses owing by Borrower or any other applicable Loan Party, and (I) as and when due and payable by Borrower or any other applicable Loan Party all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and

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payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the applicable Loan Account shall constitute Obligations hereunder of Borrower, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into SOFR Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue, other than for Base Rate Loans determined pursuant to clause (a) of the definition of Base Rate, which shall be calculated on the basis of a 365 or 366 day year, as applicable, for the actual number of days elapsed in the period during which the interest accrues. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the applicable Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the applicable Base Rate.
(f)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.7.    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8.    Designated Accounts. Each Agent is authorized to make the Revolving Loans, and each Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Revolving Loan, requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9.    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loan, all Revolving Loans made by Agent, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by any Issuing Bank for Borrower’s account, and with all other Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses

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with respect thereto. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account.
2.10.    Fees.
(a)    Agent Fees. Borrower shall pay to Agent for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the daily Revolving Commitments, less (ii) the actual daily amount of the Revolver Usage during the immediately preceding fiscal quarter (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, up to the date on which the Obligations are paid in full.
2.11.    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, and prior to the Revolver Maturity Date, each Issuing Bank agrees to issue, or to cause an Underlying Issuer (if any) (including, as Issuing Bank’s agent) to issue, Letters of Credit for the account of Borrower or any other Loan Party. If Issuing Bank, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then such Issuing Bank agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to drawings under such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer for the account of Borrower. By submitting a request to any Issuing Bank for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that (i) such Issuing Bank issue or (ii) an Underlying Issuer issue the requested Letter of Credit (and, in such case, to have requested such Issuing Bank to issue a Reimbursement Undertaking with respect to such requested Letter of Credit). Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to such Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the stated amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent, the applicable Issuing Bank and/or the applicable Underlying Issuer (if any) may request or require. Each Issuing Bank’s records of the content of any such request will be conclusive. Each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Agent and the applicable Issuing Bank and (y) five Business Days prior to the Revolver Maturity Date, unless such Letter of Credit has been cash collateralized at 105% of the stated amount available to be drawn under such Letters of

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Credit and/or otherwise secure or otherwise backstop such Letters of Credit in a manner that is in substance and form satisfactory to the Agent and the applicable Issuing Banks.
(b)    no Issuing Bank shall have any obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed the Letter of Credit Sublimit;
(ii)    the aggregate stated amount of all Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s Letter of Credit Commitment; provided, that, any Issuing Bank may, following a request from the Borrower, each in its sole discretion, issue Letters of Credit in an aggregate available amount in excess of such Issuing Bank’s Letter of Credit Commitment so long as the outstanding amount of all Letter of Credit Usage shall not exceed the Letter of Credit Sublimit; or
(iii)    the aggregate stated amount of all Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s pro rata Revolving Commitment of the Maximum Revolver Amount; provided, that, any Issuing Bank may, following a request from the Borrower, each in its sole discretion, issue Letters of Credit in an aggregate available amount in excess of such Issuing Bank’s pro rata Revolving Commitment of the Maximum Revolver Amount so long as the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit; or
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, no Issuing Bank shall be required to issue or arrange for such Letter of Credit or a Reimbursement Undertaking to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), (ii) such Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate such Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii) or (iii) a (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or Reimbursement Undertaking or Underlying Issuer from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or Underlying Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Bank or Underlying Issuer shall prohibit or request that such Issuing Bank or Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit or Reimbursement Undertaking (as applicable) in particular, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank or Underlying Issuer applicable to letters of credit generally, or (C) amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.
(d)    Any Issuing Bank (other than CS or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit and shall copy the Agent on all requests under each Letter of Credit on the day such request is received. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and

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automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment, renewal, or extension of a Letter of Credit or a Reimbursement Undertaking) and without any further action on the part of any Issuing Bank or Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by such Issuing Bank or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of such Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by such Issuing Bank or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or such Issuing Bank elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the applicable Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of such Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Loan Party, jointly and severally, agrees to indemnify, defend and hold harmless each member of the Lender Group (including each Issuing Bank and its branches, Affiliates, and correspondents), each Underlying Issuer (if any) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including each Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by

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Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to any Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    any Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(x)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; or
(xi)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f) pursuant to the terms set forth herein. If and to the extent that the obligations of Borrower under this Section 2.11(f) are unenforceable for any reason, Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

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(g)    The liability of any Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused by such Issuing Bank’s or Underlying Issuer’s (if any) gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Each Issuing Bank and any Underlying Issuer (if any) shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s or Underlying Issuer’s (if any) conduct, as applicable, is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower’s aggregate remedies against any Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to the Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Revolving Loans that are Base Rate Loans hereunder. Borrower shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing any Issuing Bank to effect a cure.
(h)    Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by an Issuing Bank or Underlying Issuer (if any), irrespective of any assistance such Issuing Bank or any applicable Underlying Issuer (if any) may provide such as drafting or recommending text or by such Issuing Bank’s or Underlying Issuer’s (if any) use or refusal to use text submitted by Borrower. The Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. The Borrower further acknowledges and agrees that, notwithstanding anything to the contrary on or in any Letter of Credit requested pursuant to or issued under this Agreement which may state or indicate that the “Account Party”, “Applicant”, “applicant”, “Requesting Party” or any similar designation with respect to such requested Letter of Credit is a Person other than Upland Software, Inc.,  the Borrower is, and shall at all times remain, the “Applicant” (as defined in Section 5-102(a) of the Uniform Commercial Code, as in effect in the State of New York) with respect to each Letter of Credit issued pursuant hereto. With respect to any Letter of Credit containing an “automatic extension” to extend the expiration date of such Letter of Credit, Issuing Bank or any applicable Underlying Issuer (if any), in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower does not at any time want such Letter of Credit to be renewed, the Borrower will so notify Agent and such Issuing Bank at least 15 calendar days before such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(i)    The Borrower’s reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

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(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    any Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    any Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that Borrower or any other Person may have at any time against any beneficiary, any assignee of proceeds, any Issuing Bank or any other Person;
(vi)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Borrower’s reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against any Issuing Bank, the beneficiary or any other Person; or
(vii)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, however, that subject to Section 2.11(g) above, the foregoing shall not release any Issuing Bank from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to such Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)    Without limiting any other provision of this Agreement, no Issuing Bank, Underlying Issuer or any other Letter of Credit Related Person (if applicable) shall be responsible to Borrower for, and each Issuing Bank’s and each Underlying Issuer’s (if any) rights and remedies against the Borrower and the obligation of the Borrower to reimburse Issuing Bank and each Underlying Issuer (if any) for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft

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or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than any Issuing Bank’s or any Underlying Issuer’s (if any) determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that any Issuing Bank or any Underlying Issuer (if any) in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where any Issuing Bank or any Underlying Issuer (if any) has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by any Issuing Bank or any Underlying Issuer (if any) if subsequently such Issuing Bank or such Underlying Issuer (if any) or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by any Issuing Bank or any Underlying Issuer (if any) to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons;
provided, however, that, subject to Section 2.11(g) above, the foregoing shall not relieve any Issuing Bank or any other Letter of Credit Related Person (if applicable) from liability to the Borrower to the extent liability may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank or such other Letter of Credit Related Person.

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(k)    Borrower shall pay to Agent for the account of the applicable Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by such Issuing Bank upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof (the “Letter of Credit Fronting Fee”), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, such Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations) (the “Letter of Credit Other Fees”). Which Letter of Credit Fronting Fees shall be due and payable, in arrears, on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, up to the date on which the Obligations are paid in full and which Letter of Credit Other Fees shall be payable within fifteen days of receipt of such invoice for such fees.
(l)    If by reason of (x) any Change in Law, or (y) compliance by any Issuing Bank or any other member of the Lender Group, or Underlying Issuer (if any) with any direction, request, or requirement (irrespective of whether having the force of Law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby,
(ii)    there shall be imposed on any Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, or
(iii)    there shall subject any Lender or Participant to any Taxes (other than (A) Indemnified Taxes or (B) Taxes as described in clauses (ii) through (iv) of Excluded Taxes), and the result of the foregoing is to increase, directly or indirectly, the cost to any Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) no Borrower shall be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

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(m)    Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(n)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
2.12.    SOFR Option.
(a)    Interest and Interest Payment Dates. Borrower shall have the option, subject to Section 2.12(b) below (the “SOFR Option”) to have interest on all or a portion of the Revolving Loans or the Term Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon the Adjusted Term SOFR. Interest on SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the Borrower properly has exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the Adjusted Term SOFR.
(b)    SOFR Election.
(i)    Borrower may, at any time and from time to time, so long as Borrower has not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrower to exercise the SOFR Option during the continuance of such Event of Default, elect to exercise the SOFR Option by notifying Agent prior to 1:00 p.m. at least three US Government Securities Business Days prior to the commencement of the proposed Interest Period (the “ SOFR Deadline”). Notice of Borrower’s election of the SOFR Option by Borrower for a portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a SOFR Notice received by Agent before the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)    Each SOFR Notice shall be irrevocable and binding on Borrower. In connection with each SOFR Loan, Borrower, shall indemnify, defend, and hold Agent and the applicable Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any such SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of such SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrower setting forth in

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reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower, shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of the Borrower (and so long as such payment is not due as a result of an Event of Default that has occurred and is continuing), hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable SOFR Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Agent does not defer such application, Borrower shall be obligated to pay any resulting Funding Losses.
(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrower may only have 7 SOFR Loans in effect at any given time. Borrower may only exercise the SOFR Option for proposed SOFR Loans of at least $1,000,000, with respect to SOFR Loans constituting Obligations.
(c)    Conversion. Borrower may convert SOFR Loans to Base Rate Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d)    Special Provisions Applicable to Adjusted Term SOFR.
(i)    The applicable Adjusted Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender or making or maintaining any SOFR Loans, or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax Laws (but excluding Indemnified Taxes and Excluded Taxes)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Adjusted Term SOFR. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting the Adjusted Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at a Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any SOFR Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such SOFR Loans, and interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to

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Base Rate Loans, and (z) Borrower shall not be entitled to elect the SOFR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at the applicable Term SOFR Reference Rate.
2.13.    Capital Requirements.
(a)    If, after the date hereof, any Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Issuing Bank or such Lender, or their respective Borrower bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity adequacy (whether or not having the force of Law), has the effect of reducing the return on such Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of such Issuing Bank’s or such Lender’s commitments and/or extensions of credit hereunder to a level below that which such Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Issuing Bank’s, such Lender’s, or such holding companies’ then-existing policies with respect to capital and liquidity adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Issuing Bank or such Lender to be material, then such Issuing Bank or such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agree to pay any Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail such Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of any Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Issuing Bank or such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. For the avoidance of doubt, this Section 2.13(a) shall not apply with respect to Indemnified Taxes or Excluded Taxes.
(b)    If any Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR) and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected

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Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrower to obtain SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to any Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the Law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14.    Alternate Rate of Interest.
(a)    If prior to the commencement of any Interest Period for a SOFR Borrowing:
(i)    the Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR (including because Term SOFR is not available or published on a current basis), for such Interest Period; or
(ii)    the Agent is advised by the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Agent will so notify the Borrower and the Lenders by telephone or telecopy thereafter and, until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 2.14(a), until the Agent, upon instruction of the Required Lenders) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any SOFR Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be converted to a Base Rate Borrowing on the last day of the Interest Period applicable thereto; and (ii) if any Borrowing Notice requests a SOFR Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided that for the

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purposes of Base Rate Borrowings pursuant to clause (i) or clause (ii), the component of Base Rate based upon Adjusted Term SOFR will not be used in any determination of Base Rate.

(b)    If at any time the Agent reasonably determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) of this Section 2.14 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) of this Section 2.14 have not arisen but (w) the supervisor for the administrator of Term SOFR has made a public statement that the administrator of Term SOFR is insolvent (and there is no successor administrator that will continue publication of Term SOFR), (x) the administrator of Term SOFR has made a public statement identifying a specific date after which Term SOFR will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of Term SOFR), (y) the supervisor for the administrator of Term SOFR has made a public statement identifying a specific date after which Term SOFR will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of Term SOFR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which Term SOFR may no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to Term SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 14.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Lenders comprising the Required Lenders stating that such Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.14(b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(b), only to the extent Term SOFR for such Interest Period is not available or published at such time on a current basis), (x) any SOFR Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and (y) if any Borrowing Notice requests a SOFR Borrowing, such Borrowing shall be made as a Base Rate Borrowing. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this paragraph is determined to be less than 0% per annum, such rate shall be deemed to be 0% percent per annum for the purposes of this Agreement.
2.15.    Incremental Facility.
(a)    The Borrower may, by written notice delivered to the Agent from time to time on one or more occasions, request Incremental Commitments, provided that the aggregate principal amount of Incremental Loans made thereunder (together with all Incremental Equivalent Debt) shall not exceed the Available Increase Amount. Such notice shall set forth (x) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Available Increase Amount), (y) the date on which such Incremental Loan Commitments are requested to become effective (which shall not be less than five Business Days nor more than 60 days after the date of such notice, unless the Agent shall otherwise agree) and (z) whether such Incremental Commitments are commitments to make additional Term Loans, additional Revolving Commitments and Revolving Loans or term loans with terms different from the then existing Term Loans (term loans with different terms from the then existing Term Loans being referred to herein as “Specified Incremental Loans”), as applicable.

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(b)    The Borrower and each Incremental Lender shall execute and deliver to the Agent an Incremental Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of any Incremental Loans to be made thereunder; provided, that, without the prior written consent of the Required Lenders:
(i)    the final maturity date of any Incremental Term Loans shall be no earlier than the Latest Maturity Date and the Weighted Average Life to Maturity of the Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans with the longest Weighted Average Life to Maturity at such time;
(ii)    [reserved];
(iii)    the interest rate margins applicable to any Incremental Term Loan will be determined by the Borrower and the applicable Incremental Lenders; provided, that,
(A)    solely for the benefit of the Initial Term Loans, if the initial yield on such Incremental Term Loan (as reasonably determined by the Agent in consultation with the Borrower to be equal to the sum of (x) the margin above Adjusted Term SOFR on such Incremental Term Loans (which shall be increased by the amount that any “Term SOFR floor” applicable to such Incremental Term Loan on the date such Incremental Term Loans are made would exceed the Adjusted Term SOFR for a three-month Interest Period commencing on such date) and (y) if such Incremental Term Loans are initially made with original issue discount (“OID”), the amount of such OID divided by the lesser of (A) the average life to maturity (expressed in years) of such Incremental Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”) the sum of (I) the Applicable Margin then in effect for SOFR Initial Term Loans (which shall be increased by the amount that any “Term SOFR floor” applicable to such SOFR Initial Term Loans, on the date such Incremental Loans are made would exceed the Adjusted Term SOFR for a three-month Interest Period commencing on such date) (but excluding any customary arrangement, underwriting, structuring or similar fees in connection therewith that are not paid to all of the Lenders providing such Incremental Term Loans), (II) any fees payable in connection with the Incremental Term Loans that are shared with all Incremental Lenders providing such Incremental Term Loans and (III) the amount of the OID initially paid in respect of the Initial Term Loans, divided by four, then the Applicable Margin then in effect for the Initial Term Loans shall automatically be increased by the Incremental Yield Differential, effective upon the making of the Incremental Term Loans.
(iv)    all representations and warranties set forth in Section 4 and in each other Loan Document shall be true, correct and complete in all material respects on and as of the date of effectiveness of any Incremental Assumption Agreement and with the same effect as though made on and as of such date; provided that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true, correct and complete in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true, correct and complete in all respects on and as of the date of effectiveness of any Incremental Assumption Agreement or on such earlier date, as the case may be; provided further that, if such Incremental Assumption Agreement is being entered into with the primary purpose to complete a Limited Condition Transaction, the foregoing shall be true, correct and complete on and as of the LCT Test Date and only the Specified Representations shall be required to be true, correct and complete in all material respects on and as of the date of effectiveness of any Incremental Assumption Agreement and with the same effect as though made on and as of such date; provided however that to the extent such Specified Representations expressly relate to an earlier date, such representations and warranties shall be true, correct and

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complete in all respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true, correct and complete in all respects on and as of the date of effectiveness of any Incremental Assumption Agreement or on such earlier date, as the case may be;
(v)    no Default or Event of Default shall exist or would exist immediately after giving effect thereto provided that, if such Incremental Assumption Agreement is being entered into with the primary purpose to complete a Limited Condition Transaction, the foregoing shall be true on and as of the LCT Test Date and no Event of Default pursuant to any of Sections 8.1, 8.4 and 8.5 shall exist or would exist immediately after giving effect thereto on and as of the date of effectiveness of any Incremental Assumption Agreement;
(vi)    (A) The Incremental Loans may rank pari passu with or junior to the Obligations in right of payment and/or security or may be unsecured (and to the extent such Incremental Loans rank junior to the Obligations in right of payment or are secured other than by the Security Documents, such Incremental Loans shall be subject to an intercreditor agreement the terms and form of which are reasonably satisfactory to Agent) and (B) no Incremental Loan may be guaranteed by any Subsidiary that is not a Loan Party or secured by any assets that are not Collateral;
(vii)    the Incremental Revolving Loans will have the same terms as the Initial Revolving Loans (including pricing and maturity);
(viii)    except as otherwise provided above (including with respect to margin, pricing, maturity and/or fees), the terms of any Incremental Term Loans, if not substantially consistent with the terms of the Initial Term Loans, shall be reasonably satisfactory to the Agent (it being understood that (A) any Incremental Term Loans that is pari passu with the Initial Term Loans in right of payment and with respect to security shall share ratably in any prepayment in respect of the Initial Term Loans unless the Borrower and the lenders in respect of such Incremental Term Loans elect lesser payments and (B) terms not substantially consistent with the Initial Term Loans which are applicable only after the then-existing Term Loan Maturity Date shall be deemed to be acceptable to the Agent; and
(ix)    all fees and expenses owing in respect of such increase to the Agent and the Lenders shall have been paid.
(c)    Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.15 unless the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and reasonably satisfactory to the Agent:
(d)     Each of the parties hereto hereby agrees that the Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Specified Incremental Loans), when originally made, are included in each Borrowing of outstanding Revolving Loans or Term Loans, as applicable, on a pro rata basis. This may be accomplished by requiring each outstanding SOFR Borrowing to be converted into a Base Rate borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Revolving Loan to each outstanding SOFR Borrowing on a pro rata basis. Any conversion of SOFR Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 2.12. If any Incremental Loan is to be allocated to an existing Interest Period for a SOFR Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are Initial Term Loans, the scheduled amortization payments under Section 2.2(b), required to be made after the making of

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such Incremental Term Loans shall be ratably increased by the initial aggregate principal amount of such Incremental Term Loans.
(e)    The Borrower may seek commitments in respect of Incremental Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, in consultation with the Agent, additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith; provided, that the Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such additional Lenders, if such consent would be required pursuant to Section 13.1 for an assignment of loans or commitments, as applicable, to such additional Lender.
2.16. Extension of Term Loans; Extension of Revolving Commitments.
(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments and redemptions, mandatory repayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Term Loan Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans)) (as reasonably determined by the Borrower), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be classes of Term Loans hereunder (including Incremental Term Loans and Extended Term Loans) which have more than ten different Maturity Dates; (ii) the Effective Yield, pricing, optional prepayment and redemptions, mandatory repayments and “AHYDO” payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield, pricing, optional prepayments and redemptions, mandatory repayments and “AHYDO” payments for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to

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Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date of the applicable Existing Term Loan Tranche, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche and the Extended Term Loans shall not have prepayment provisions more favorable to Lenders than those in the existing Term Loans and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided, that, any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(a)).
(b) Extension of Revolving Commitments. The Borrower may, at any time and from time to time, request that all or a portion of the Revolving Facility (each, an “Existing Revolver Tranche”) be amended to extend the Revolver Maturity Date with respect to all or a portion of any principal amount of the Revolving Commitments under the Revolving Facility (any such Revolving Commitments under the Revolving Facility which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms (which prepayment terms shall not be more favorable than in the existing Revolving Loans), final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a “Revolving Facility” (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Lenders, as those applicable to the Existing Revolver Tranche subject to such Revolver Extension Request (and related outstandings) (as reasonably determined by the Borrower), including: (i) the Effective Yield, pricing, optional prepayment or redemption terms, with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Facility of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants (as determined by the Borrower and Extending Revolving Lenders) and terms that apply solely to

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any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iii) (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the Revolver Maturity Date (and related outstandings) or the Extended Revolving Commitments of a given Revolver Extension Series (and related outstandings), in each case having an earlier Maturity Date and (C) repayments made in connection with a permanent repayment and termination of commitments under the Revolving Facility or the Extended Revolving Commitments of a given Revolver Extension Series, in each case having an earlier Maturity Date (subject to clause (3) below)) of Loans with respect to Extended Revolving Commitments of a given Revolver Extension Series after the date of obtaining such Extended Revolving Commitments shall be made on a pro rata basis with the Revolving Commitments and all other classes of Extended Revolving Commitments then existing, (2) subject to the provisions of Section 2.11 to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments of a given Revolver Extension Series with a longer Maturity Date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments, Extended Revolving Commitments in accordance with their percentage of the Commitments under the applicable classes (and except as provided in Section 2.11, without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Loans under, and termination of, Extended Revolving Commitments of a given Revolver Extension Series after the date of obtaining such Extended Revolving Commitments shall be made on a pro rata basis with the Revolving Commitments and all other classes of Extended Revolving Commitments then existing, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a greater than a pro rata basis as compared to any other such Class with a later Maturity Date and (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to the Revolving Commitments (and related outstandings) and each other Class of Extended Revolving Commitments (and related outstandings); provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the Maturity Date of the applicable Existing Revolver Tranche, (C) at no time shall there be Commitments under revolving credit facilities hereunder (including the Revolving Commitments, Extended Revolving Commitments of each Revolver Extension Series) which have more than five different Maturity Dates and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided, that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Revolving Commitments being extended pursuant to this under Section 2.16(b)).

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(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by the Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.16. Subject to Section 14.2, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Loan Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.
(d) Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) or 2.16(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 3.2 and, to the extent reasonably requested by the Agent, receipt by the Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension

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Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments (and related outstandings), as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.4(e) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension Amendment (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.4(e)), (iii) modify the prepayments set forth in Section 2.2 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.16 (including, without limitation, such amendments as may be considered necessary or appropriate to integrate any new class of Extended Revolving Commitments), and the Required Lenders hereby expressly authorize the Agent to enter into any such Extension Amendment.
(e) No Prepayment. No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.4(b) or Section 14.1 to the contrary.

3.    CONDITIONS; TERM OF AGREEMENT.
3.1.    Conditions Precedent to the Initial Extension of Credit.
The obligation of each Lender to make its initial extensions of credit provided for in this Agreement is subject to the fulfillment, to the satisfaction of each Lender, of each of the following conditions precedent:
(a)    Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:
(i)    this Credit Agreement;
(ii)    a Borrowing Notice;
(iii)    a Note or Notes duly executed by the Borrower in favor of each Lender requesting the same that has been requested at least five Business Days prior to the Closing Date,
(iv)    the Fee Letter,
(v)    the Security Agreements, together with any notices and/or other perfection documents required to be sent and/or delivered under the English Security Agreement,
(vi)    a Perfection Certificate,
(vii)    the Copyright Security Agreements,

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(viii)    the Patent Security Agreements,
(ix)    the Trademark Security Agreements, and
(x)    one or more letters, in form and substance satisfactory to Agent, from Wells Fargo Bank, National Association, under the Existing Credit Facility (“Existing Agent”) to Agent respecting the amount necessary to repay in full all of the obligations of the Borrower and its Subsidiaries owing under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of Borrower and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Agent of its Liens in and to the properties and assets of Borrower and its Subsidiaries;
(b)    Agent shall have received appropriate financing statements for filing in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral;
(c)    Agent shall have received all share certificates and share transfer forms duly executed by the relevant Loan Party in blank in relation to the Equity Interests subject to or expressed to be subject to the Security Agreements, excluding the Equity Interests of the entities set forth on Schedule 5.16, which shall be provided as set forth on Schedule 5.16;
(d)    Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors (or equivalent) authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers, members or managers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers, members or managers of such Loan Party;
(e)    Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official, excluding Ultriva, LLC whose certified Governing Documents shall be provided as set forth on Schedule 5.16;
(f)    Agent shall have received a certificate of good standing (or similar applicable document) with respect to each Loan Party, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;
(g)    Agent shall have received certificates of good standing (or similar applicable document) with respect to each Loan Party, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions (unless not applicable to such jurisdiction);
(h)    Agent shall have a received a certificate from an officer of the Borrower certifying that the conditions in Sections 3.2(a) and (b) have been met.
(i)    Agent shall have received a certificate of insurance, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

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(j)    Agent shall have received opinions of the Loan Parties’ counsel (including with respect to local counsel in applicable jurisdictions), each in form and substance satisfactory to Agent;
(k)    (i) Agent shall have received at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested at least five Business Days prior to the Closing Date, and (ii) to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least five Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied);
(l)    Borrower shall have paid, or the Agent shall have received evidence reasonably acceptable to it that the Borrower has (pursuant to netting or other reduction arrangements reasonably satisfactory to the Agent) paid, all costs, fees, expenses (including, without limitation, legal fees and expenses), other compensation, closing payments and additional payments incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents payable on the Closing Date in accordance therewith;
(m)    Borrower and each of its Subsidiaries shall have received all governmental and third party approvals (including shareholder approvals and other consents) necessary or, in the reasonable opinion of Agent, advisable in connection with the Agreement or the transactions contemplated by the Loan Documents, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Credit Agreement or the transactions contemplated by the Loan Documents; and
(n)    Agent shall have received, in respect of any English Loan Party whose shares are subject to collateral, either a certificate of an authorized signatory of the Borrower certifying that (i) each Subsidiary has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that English Loan Party; and (ii) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the PSC Register of that English Loan Party or a certificate of an authorized signatory of the Borrower certifying that such English Loan Party is not a PSC Company.

3.2.    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder or any Incremental Loan (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)    all representations and warranties set forth in Section 4 and in each other Loan Document shall be true, correct and complete in all material respects on and as of the date of effectiveness of any extension of credit and with the same effect as though made on and as of such date; provided that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true, correct and complete in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true,

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correct and complete in all respects on and as of the date of effectiveness of any extension of credit or on such earlier date, as the case may be; provided, further, that, if such extension of credit is being entered into with the primary purpose to complete a Limited Condition Transaction, on the LCT Test Date, just the Specified Representations shall be required to be true, correct and complete in all material respects on and as of the date of effectiveness of any extension of credit and with the same effect as though made on and as of such date; provided, however that to the extent such Specified Representations expressly relate to an earlier date, such representations and warranties shall be true, correct and complete in all respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true, correct and complete in all respects on and as of the date of effectiveness of any extension of credit or on such earlier date, as the case may be; and
(b)    Except in the case of a Limited Condition Transaction, no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; provided, that, if such extension of credit is being entered into with the primary purpose to complete a Limited Condition Transaction, the foregoing shall be true on and as of the LCT Test Date and no Event of Default pursuant to any of Sections 8.1, 8.4 and 8.5 shall have occurred and be continuing on and as of the date of such extension of credit, nor shall either result from the making thereof.
(c)    Agent shall have received if such request is for Revolving Loans, a Borrowing Notice or if such request is for a Letter of Credit, an Issuer Document.
3.3.    Reserved.
3.4.    Reserved.
3.5.    Early Termination by Borrower. Borrower has the option, at any time upon ten Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations (excluding Bank Product Obligations) in full. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or equity financings if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
4.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified as to “materiality”, “Material Adverse Effect” or similar language), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are qualified as to “materiality”, “Material

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Adverse Effect” or similar language) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1.    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party (i) is duly organized or incorporated, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its organization or incorporation, (ii) is qualified to do business in any province or state or other jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    As of the Closing Date, set forth on Schedule 4.1(b) hereto is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.
(c)    Set forth on Schedule 4.1(c) hereto (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the direct and indirect Subsidiaries of Borrower, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)    Except as set forth on Schedule 4.1(d) hereto, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s (as of the Closing Date) or any of Borrower’s Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument, and no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire (i) any shares of its Equity Interests or (ii) any security convertible into or exchangeable for any of its Equity Interests.
4.2.    Due Authorization; No Conflict.
(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not (i) violate any material provision of federal, state, provincial, national, supranational or local Law or regulation applicable to any Guarantors, Borrower or their Subsidiaries, the Governing Documents of any Guarantors, Borrower or their Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Guarantors, Borrower or their Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or their Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material

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agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3.    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4.    Binding Obligations; Perfected Liens.
(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or limiting creditors’ rights generally.
(b)    Agent’s Liens are validly created, perfected (with respect solely to Liens the creation and perfection of which are governed by the UCC, other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Security Documents, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 5.16 hereof or Section 6(k)(iv) of the Security Agreements, and subject only to (i) the filing of financing statements, (ii) the Copyright Security Agreements, and (iii) the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
4.5.    Title to Assets; No Encumbrances. Each of the Guarantors, Borrower and their Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective material assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6.    Litigation.
(a)    There are no actions, suits, or proceedings pending or, to the knowledge of Borrower threatened in writing against any Guarantor, the Borrower or any of their Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

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(b)    Schedule 4.6(b) hereto sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Closing Date, is pending or, threatened in writing against any Guarantor, the Borrower or any of their Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of any Guarantor, the Borrower or any of their Subsidiaries’ in connection with such actions, suits, or proceedings is covered by insurance.
4.7.    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable Laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8.    No Material Adverse Effect. All historical financial statements relating to the Guarantors, Borrower and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, any Guarantor’s, the Borrower’s or any of their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2018, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to any Guarantor, the Borrower or any of their Subsidiaries, taken as a whole.
4.9.    Solvency.
(a)    The Loan Parties, on a consolidated basis, are Solvent.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10.    Employee Benefits.
(a)    None of the Guarantors, the Borrower, none of their Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to or has any liability with respect to any Pension Plan or Multiemployer Plan or any Canadian Defined Benefit Pension Plan.
(b)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Employee Benefit Plan complies with, and has been operated in accordance with, all applicable Laws (including ERISA and the IRC) and the terms of such Employee Benefit Plan, (ii) each Employee Benefit Plan intended be qualified under Section 401 of the IRC has received a determination letter or opinion letter from the Internal Revenue Service that can be currently relied upon and, to each Loan Party’s knowledge, no event has occurred that could result in the disqualification of any such Employee Benefit Plan, and (iii) no Loan Party has any liability for damages, fines, penalties, excise taxes or other similar amount with respect to an Employee Benefit Plan.

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(c)    Any pensions schemes maintained by or for the benefit of any English Loan Party and/or employees of such entity are fully funded in compliance with all applicable Laws and regulations relating thereto except where any failure to do so could not reasonably be expected to have a Material Adverse Effect.
4.11.    Environmental Condition. To the Borrower’s knowledge, no Guarantor, the Borrower nor any of their Subsidiaries’ properties or assets has ever been used by any Guarantor, the Borrower or any of their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to the Borrower’s knowledge, none of the Guarantor’s, the Borrower’s nor any of their Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Guarantor’s, the Borrower’s nor any of their Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any Guarantor, the Borrower or their Subsidiaries, and (d) none of the Guarantors, the Borrower nor any of their Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12.    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or their Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on June, 2019 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13.    Patriot Act and Anti-Money Laundering & Anti-Terrorism. Each Loan Party and its respective Subsidiaries is in compliance, with the (a) International Emergency Economic Powers Act, (b) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (c) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”), (d) Anti-Money Laundering Laws and

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(e) Canadian Anti-Money Laundering & Anti-Terrorism Legislation. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14.    Indebtedness. Set forth on Schedule P-3 hereto is a true and complete list of all Indebtedness of each Guarantor, the Borrower and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15.    Payment of Taxes. Except as otherwise permitted under Section 5.5, all income and federal tax returns and reports of each Guarantor, the Borrower and their Subsidiaries and all other material state, provincial, territorial, national and other tax returns and reports of each Guarantor, the Borrower and their Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon any Guarantor, the Borrower and their Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Guarantor, the Borrower and each of their Subsidiaries have made adequate provision in accordance with GAAP for all material taxes not yet due and payable. None of the Guarantors or the Borrower knows of any proposed tax assessment against any Guarantor, the Borrower or any of their Subsidiaries that is not being actively contested by such Guarantor, the Borrower or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16.    Margin Stock. None of the Guarantors, the Borrower nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17.    Investment Company Act. No Loan Party or any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of any Loan nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of the Investment Company Act of 1940 or any rule, regulation or order of the SEC thereunder.
4.18.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or (b)(i) has any assets located in a sanctioned territory or (ii) derives revenues from investments in, or transactions with Sanctioned Persons or a sanctioned territory, in violation of any Sanctions. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect reasonable policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws

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and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Territory, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction) party to any Loan Document or Bank Product Agreement. As of the Closing Date, to the best knowledge of Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.
4.19.    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower or any other Loan Party, threatened in writing against any Guarantor, the Borrower or their Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Guarantor, the Borrower or their Subsidiaries which arises out of or under any collective bargaining agreement, in each case that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Guarantor, the Borrower or their Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of any Guarantor, the Borrower or their Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Guarantor, the Borrower or their Subsidiaries. None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state, or territorial Law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Guarantor, the Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Guarantor, the Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any Guarantor, the Borrower or their Subsidiaries, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20.    Burdensome Agreements. None of the Guarantors, the Borrower nor any of their Subsidiaries has entered into, and permits to exist, any contractual obligation that encumbers or restricts the ability of any such Person to (i) in the case of the Borrower, make Restricted Payments in respect of Equity Interests issued by it, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party or (v) encumbers or restricts the ability of any Loan Party to pledge its property pursuant to the Loan Documents (or any renewals, refinancings, exchanges, refundings or extensions thereof), except for (1) this Agreement and the other Loan Documents, (2) non-exclusive licenses or sublicenses by any Guarantor, the Borrower or its Subsidiaries of Intellectual Property in the ordinary course of business which do not interfere in any material respect with the business, or adversely affect the value of the Intellectual Property, of any Guarantor, Borrower or any of its Subsidiaries, (3) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted hereunder, (4) customary provisions in leases and other contracts restricting the assignment thereof, (5) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (6) contractual obligations that are binding on a Subsidiary at the time such Subsidiary

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first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary.

4.21.    Leases. Each Guarantor, the Borrower and each of their Subsidiaries enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Guarantor, the Borrower or their Subsidiaries exists under any of them.
4.22.    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
4.23.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
4.24.    Intellectual Property.
(a)    Schedule 4.24 sets forth a complete and accurate list of all of the (i) Intellectual Property registered by a Governmental Authority or domain name registrar and owned by each of the Guarantors and the Borrower and their Subsidiaries, including all Patents, Trademarks, Copyrights (including Copyrights embodied in Software), Internet domain names, and (ii) Licenses material to the business of the Guarantors and Borrower and their Subsidiaries.
(b)    Each of the Guarantors, Borrower and their Subsidiaries exclusively owns and has good and marketable title to, or a valid license or right to use, all Intellectual Property, free and clear of all Liens (other than Liens permitted hereunder), that are necessary for the operation of their respective businesses as currently conducted. All Intellectual Property owned by or, to the knowledge of Borrower, licensed to each of the Guarantors, the Borrower and their Subsidiaries as currently conducted (i) is subsisting in full force and effect, has not been terminated, cancelled, expired, or abandoned, and is valid and enforceable; (ii) has been protected with all adequate safeguards and security measures necessary to maintain any trade secrets, and confidential or proprietary information therein; (iii) is not the subject of any third party challenge, whether judicial, administrative or otherwise, as to ownership, registerability, validity or enforceability; (iv) has not been the subject of any written notice alleging that it is invalid or unenforceable or challenging ownership or registerability; and (v) includes all the Intellectual Property rights reasonably required to conduct such Person’s business.
(c)    There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened in writing by or against any Guarantor or Borrower or any of their Subsidiaries alleging infringement, misappropriation or other violation of any Intellectual Property. To the knowledge of Borrower, the conduct of the businesses of each of the Guarantors, Borrower or any of their Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other Person.
4.25.    PSC Register. No “warning notice” or “restrictions notice” (in each case as defined in paragraph 1(2) of Schedule 1B of the Companies Act 2006) has been issued to it in respect of any shares which are the subject of the Collateral.
4.26.    Centre of main interests and establishment. Each English Loan Party’s centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2 no. 10 of the European Insolvency Regulation) in any other jurisdiction.

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5.    AFFIRMATIVE COVENANTS.
Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1.    Financial Statements, Reports, Certificates. The Borrower (a) will deliver to Agent (with copies to each Lender), each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (c) agree to maintain a system of accounting that enables the Borrower to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, maintain its billing systems and practices substantially as in effect as of the Closing Date and make material modifications thereto only with prior notice to, and with the consent of, Agent.
Documents required to be delivered pursuant to Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower (i) posts such documents, or provides a link thereto, on the Borrower’s website on the Internet as set forth in Section 11, (ii) publicly disclosed such documents, or provides a link thereto, in SEC filings or (iii) on which such documents are transmitted by electronic mail to the Agent; provided, that: (A) upon written request by the Agent, the Borrower shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.1 to the Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.
5.2.    U.S. Pension Plans. Neither Borrower nor any ERISA Affiliate shall establish, maintain, contribute to or become obligated to contribute to any Pension Plan.
5.3.    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Guarantor and the Borrower will, and will cause each of their Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization or incorporation (unless not applicable to such jurisdiction) and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing (unless not applicable to such jurisdiction) with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4.    Maintenance of Properties. Each Guarantor and the Borrower will, and will cause each of their Subsidiaries to, (i) maintain and preserve all of its assets that are necessary in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect) and (ii) maintain, preserve, prosecute and renew all of its Intellectual Property necessary for the operation of their respective businesses, except for any Permitted Dispositions.
5.5.    Taxes. Each Guarantor and the Borrower will, and will cause each of their Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, assets, businesses, or franchises, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Except as provided in the prior sentence, each Guarantor and the Borrower will, and will cause each of their Subsidiaries to, make timely payment or deposit of all such tax payments and material withholding taxes required of it and them by applicable Laws, including those Laws concerning FICA, FUTA, state disability, and local, state, provincial, territorial and federal income taxes.
5.6.    Insurance. Each Guarantor and the Borrower will, and will cause each of their Subsidiaries to, at Borrower’s expense, maintain insurance respecting each Guarantor’s and the Borrower’s and their Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Travelers Indemnity Company of America is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower and its Subsidiaries in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. Borrower shall give Agent prompt notice of any loss exceeding $2,000,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right, upon notice to Borrower, to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7.    Books and Records; Inspection.
(a)    Each Guarantor and the Borrower will, and will cause each of their Subsidiaries to keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all material financial transactions in relation to its business and activities and permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Borrower, during regular business hours and not more than two times during any fiscal year of Borrower.
(b)    Each Guarantor and the Borrower will, and will cause each of their Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and business/recurring revenue valuations at such reasonable times and intervals as

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Agent may designate. So long as no Event of Default has occurred and is continuing, Agent agrees to provide Borrower with a copy of the report for any such valuation upon request by Borrower so long as (i) such report exists, (ii) the third person employed by Agent to perform such valuation consents to such disclosure, and (iii) Borrower execute and deliver to Agent a non-reliance letter reasonably satisfactory to Agent.
5.8.    Compliance with Laws. Each Guarantor and the Borrower will, and will cause each of their Subsidiaries to, comply with the requirements of all applicable Laws, rules, regulations, and orders of any Governmental Authority, other than Laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9.    Environmental. Each Guarantor and the Borrower will, and will cause each of their Subsidiaries to,
(a)    Keep any property either owned or operated by Borrower or their Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)    Promptly notify Agent of any release of which Borrower or any other Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by each Guarantor and the Borrower or their Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within five Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of each Guarantor, the Borrower or their Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Guarantor, the Borrower or their Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10.    [Reserved].
5.11.    Formation of Subsidiaries. The Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date (including by virtue of any statutory division of Borrower or any Subsidiary of Borrower) (other than any Subsidiary for so long as it is an Excluded Subsidiary), (i) within 15 Business Days of such formation or acquisition provide written notice to Agent of such formation or acquisition and (ii) within 30 Business Days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause such new Subsidiary to provide to Agent (a) a joinder to the Guarantee in this agreement and the applicable Security Documents together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $5,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary unless expressly not required by the Loan Documents); provided, that, the joinder to the Guarantee in this agreement and the applicable Security Documents and such other security agreements shall not provide for a guaranty of the

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Obligations and the Liens granted thereunder shall not secure the Obligations, in each case with respect to any such Subsidiary of Borrower that is a CFC or a FSHCO if providing such guaranty or such security agreements would result in material adverse tax consequences (as reasonably determined by Borrower in consultation with Agent) (with any such joinder, guarantee, pledge or security interest immediately terminating as and when such material adverse tax consequences arise or exist), (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addenda to the applicable Security Documents) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any direct Subsidiary of a Loan Party that is a CFC or a FSHCO (and none of the Equity Interests of any Subsidiary of such CFC or a FSHCO shall be required to be pledged as security for the Obligations if pledging a greater amount would result in material adverse tax consequences (as reasonably determined by Borrower in consultation with Agent) (which pledge, if reasonably requested by Agent, shall be governed by the Laws of the jurisdiction of such Subsidiary) (with any such joinder, guarantee, pledge or security interest immediately terminating as and when such material adverse tax consequences arise or exist), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.
5.12.    Further Assurances. Each Guarantor and the Borrower will, and will if applicable, cause each of its Material Subsidiaries, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of the Loan Parties (whether now owned or hereafter arising or acquired (including by virtue of any statutory division of Borrower or any Subsidiary of Borrower), tangible or intangible, real or personal) to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $5,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to (i) any Excluded Subsidiary and (ii) any Subsidiary of Borrower that is a CFC or a FSHCO if providing such Additional Documents in order to create, perfect and continue perfection or to better perfect such Agent’s Liens as security for the Obligations would result in material adverse tax consequences (as reasonably determined by Borrower in consultation with Agent) (with any such joinder, guarantee, pledge or security interest immediately terminating as and when such material adverse tax consequences arise or exist). To the maximum extent permitted by applicable Law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, the Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and their Subsidiaries, including all of the outstanding capital Equity Interests of each Guarantor and the Borrower and their Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to the Equity Interests and assets of Excluded Subsidiaries, CFCs and FSHCOs as security for the Obligations).

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5.13.    Lender Calls. Borrower will, shortly after each date on which financial statements were required to be delivered to Agent pursuant to Section 5.1(a), hold a conference call with all Lenders who choose to attend such conference call on which the Borrower shall discuss the financial results of the previous fiscal quarter or year (as applicable) and the financial condition of Borrower and its Subsidiaries.
5.14.    Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any Loan or other extension of credit made hereunder for any purpose other than (i) on the Closing Date, (x) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (y) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (ii) after the Closing Date, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including without limitation for Borrower’s working capital, capital expenditures and general corporate needs (including that (A) no part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (B) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Territory or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Territory or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Territory or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (C) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws).
5.15.    Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower and a public rating of the Loans by each of S&P and Moody’s but not, in each case, any specific rating.
5.16.    Post-Closing Obligations. Furnish to the Agent such items or take such actions as are set forth on Schedule 5.16 that were not delivered or taken on or prior to the Closing Date within the applicable time periods set forth on such Schedule 5.16 (which time periods may be extended at the sole discretion of the Agent).
5.17.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all Sanctions and with Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect reasonable policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Promptly following any request therefor, Borrower shall provide information and documentation as reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.
5.18.    PSC Register. Each Loan Party shall (and the Borrower shall ensure that each Subsidiary will) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any Subsidiary incorporated in the United Kingdom whose shares are the subject of the Collateral and which is required to comply with Part 21A of the Companies Act 2006 (a “PSC Company”) and promptly provide the Agent with a copy of

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that notice. No PSC Company shall (and the Borrower shall procure that no PSC Company will) issue a “warning notice” or “restrictions notice” (in each case as defined in paragraph 1(2) of Schedule 1B of Part 21A of the Companies Act 2006) in respect of its shares unless it is required by Law to do so.
6.    NEGATIVE COVENANTS.
The Borrower and each other Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1.    Indebtedness. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2.    Liens. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3.    Restrictions on Fundamental Changes. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to,
(a)    Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, or be a party to any statutory division, except for (i) any merger or amalgamation between Loan Parties, provided, that if Borrower is a party to such merger, Borrower must be the surviving entity, (ii) any merger or amalgamation between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, (iii) any merger or amalgamation between Subsidiaries of Borrower that are not Loan Parties, and (iv) Borrower may change the rights or preferences of its Equity Interests so long as all of its Equity Interests are Qualified Equity Interests,
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving; provided, that in the event of the liquidation or dissolution of any Guarantor, all of the assets (including any interest in any Equity Interests) shall be transferred to a Loan Party that is not liquidating or dissolving, or
(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.
6.4.    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, the Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to convey, sell, lease, license, assign, transfer, abandon, allow to lapse or otherwise dispose of (including, in each case, in the case of any limited liability company, pursuant to a statutory division) (or enter into an agreement (other than an (i) agreement that is entered into concurrently with the delivery of a notice of early termination of the Commitments and payment in full of all of the Obligations pursuant to Section 3.5 and the

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proceeds of such sale, lease, license assignment, transfer or other disposition will be used to pay all of the Obligations in full and (ii) agreement that expressly conditions Borrower’s or its Subsidiary’s obligation to close or consummate such conveyance, sale, lease, license, assignment or other disposition upon receipt by the Loan Parties of the applicable consent required pursuant to Section 14.1) to convey, sell, lease, license, assign, transfer or otherwise dispose of) any of its or their assets.
6.5.    Nature of Business. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 hereto or acquire any properties or assets that are not reasonably related or ancillary to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6.    Prepayments and Amendments. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to,
(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances and (C) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Junior Indebtedness in an aggregate amount not to exceed the greater of (x) $13,000,000 and (y) 15% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) in the aggregate during the term of this Agreement, or
(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, and (D) any other Permitted Indebtedness but only so long as, with respect to this clause (D), the amendment, modification or change of such terms or provisions does not involve (1) the payment terms (including any provisions regarding interest rates, principal or interest payment or prepayment amounts, total principal amounts or similar or related terms and provisions) of or subordination provisions respecting any such Permitted Indebtedness or (2) any other provisions of such Permitted Indebtedness except to the extent that (x) no Default or Event of Default exists at the time or results by virtue of any such amendment, modification or other alteration and (y) such amendment, modification or other alteration could not reasonably be expected to be materially adverse to the interests of Agent and Lenders, or
(ii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

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6.7.    Restricted Payments. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by Law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,
(a)    Borrower may make Restricted Payments to current or former employees, officers, consultants, or directors of Borrower or any of its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of repurchases or redemptions of Equity Interests of Borrower held by such Persons, provided, that the aggregate amount of such Restricted Payments made by Borrower during the term of this Agreement, does not exceed the greater of (x) $10,000,000 and (y) 12% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) in the aggregate during the term of this Agreement,
(b)    Borrower may make Restricted Payments to current or former employees, officers, consultants, or directors of Borrower or any of its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Borrower on account of repurchases of the Equity Interests of Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Borrower,
(c)    Borrower may make Restricted Payments of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock dividend, stock split or combination or business combination, so long as such conversion, stock dividend or stock split is not prohibited by Section 6.12.
(d)    Borrower may exchange Qualified Equity Interests for other Qualified Equity Interests; provided, that cash payment may be made by Borrower in exchange for fractional shares,
(e)    Borrower may make the non-cash Restricted Payments of Equity Interests of Borrower deemed to occur upon the exercise of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise price for such stock options, warrants or other similar rights, and Borrower may make cash payments in connection with the satisfaction of related withholding tax obligations,
(f)    Borrower may make additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $25,000,000 and (y) 30% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) in the aggregate during the term of this Agreement,
(g)    Borrower may, in connection with any Permitted Acquisition, receive or accept the return to Borrower or any of the Loan Parties of Equity Interests of Borrower constituting a portion of the Purchase Price for such Permitted Acquisition in settlement of indemnification claims, and
(h)    Borrower may make Restricted Payments with proceeds from substantially concurrent issuances of Equity Interests
6.8.    Accounting Methods. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

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6.9.    Investments. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10.    Transactions with Affiliates. The Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for:
(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) do not involve payments by Borrower or its Subsidiaries in excess of $2,500,000 for any single transaction or $5,000,000 for any series of related transactions; or (ii) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
(b)    so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) to the extent required and in accordance with applicable Law, any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,
(c)    so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) to the extent required and in accordance with applicable Law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, consultants and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,
(d)    transactions permitted by Section 6.1, Section 6.3, Section 6.7 or Section 6.9, or any Permitted Intercompany Advance, and
(e)    transactions pursuant to the agreements set forth on Schedule 6.10 hereto.
6.11.    [Reserved]
6.12.    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Borrower, the Borrower and each other Loan Party will not, and will not permit any of their Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests (other than Equity Interests issued by a Subsidiary of Borrower and promptly pledged to Agent to the extent required pursuant to the terms of the Loan Documents).
6.13.    [Reserved].
6.14.    Canadian Pension Plans. No Loan Party shall: (i) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Pension Plan, without the prior written consent of Agent; or (ii) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Pension Plan, without the prior written consent of Agent.
For purposes of determining compliance with this Section 6, in the event that a transaction meets the criteria of more than one of the exceptions above, the Borrower shall, in its sole discretion,

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classify and reclassify or later divide, classify or reclassify all or a portion of such transaction in a manner that complies with this Section 6; provided, that all reclassification shall only be undertaken within each such negative covenant category.

7.    FINANCIAL COVENANTS.
The Borrower covenants and agrees that, until termination of all of the Revolving Commitments and payment in full of the Obligations, Borrower will:
(a)    Leverage Ratio. Have a Total Leverage Ratio, measured on a quarter-end basis for each Reference Period, of not greater than 6.00 to 1.00.
Notwithstanding the foregoing, this Section 7 shall be in effect only if, as of the last day of any fiscal quarter, beginning with the fiscal quarter ended December 31, 2019, the aggregate outstanding amount of all Revolving Loans and/or Letter of Credit obligations (other than Letters of Credit which have been cash collateralized in an amount equal to 105% of the amount available to be drawn under such Letters of Credit and/or otherwise secured or backstopped in a manner that is in substance and form satisfactory to the Agent and the applicable Issuing Banks) at such time is equal to or greater than 35% of the aggregate Revolving Commitments as of the end of the most recently ended fiscal quarter.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1.    Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding or English Insolvency Event, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding or English Insolvency Event), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to such Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2.    Covenants. If any Loan Party or any of its Subsidiaries:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1 (relating to the delivery of the quarterly or annual financial statements) , 5.3 (solely if Borrower or any other Loan Party is not in good standing in its jurisdiction of organization), 5.7 (solely if Borrower or any other Loan Party refuses to allow Agent or its representatives or agents to visit any Borrower’s or any other Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.11, 5.13, 5.14, 5.16 or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 7 of the US Security Agreement, (v) Section 6 of the Canadian Security Agreement or (vi) Section 4 and Sections 6-11 of the English Security Agreement; provided, that an Event of Default under Section 7 shall not constitute an Event of Default for purposes of any Term Loan unless and until the Required Revolving Lenders have actually terminated the Revolving Commitments and/or declared all Revolving Loans and all related Obligations to be immediately due and payable in accordance with this Agreement and such declaration has not

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been rescinded on or before the date the Required Lenders declare an Event of Default with respect to Section 7;
(b)    fails to perform or observe any covenant or other agreement contained in any of Section 5.1 (other than as covered in clause (a)) or 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of the Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or
(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of the Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;
8.3.    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 60 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4.    Voluntary and English Bankruptcy, etc. (i) if an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries or (ii) an English Insolvency Event shall occur in respect of any English Relevant Entity;
8.5.    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6.    Cross Payment Default and Cross-Acceleration. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, except in the case of any such payment due at scheduled maturity or by acceleration, such payment is not made within any applicable grace period, in respect of any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement or indenture) for purposes of this clause (A) of more than $10,000,000, resulting in the acceleration of such Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of more than the $10,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically

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or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded.
8.7.    Representations, etc. If any warranty, representation, certificate, statement or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified as to “materiality”, “Material Adverse Effect” or similar language) as of the date of issuance or making or deemed making thereof;
8.8     8.8.     Guaranty. If the obligation of any Guarantor under the guarantee contained in this Agreement is limited or terminated by operation of Law or by such Guarantor (other than as expressly permitted by or in accordance with the terms of this Agreement).
8.9.    Security Documents. If any Security Documents, or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;
8.10.    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or
8.11.    Change of Control. A Change of Control shall occur.
8.12.    ERISA. The assets of any Loan Party become “plan assets” within the meaning of Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any Benefit Plan.
8.13.    Borrower’s Right to Cure.
(a)    Financial Covenant. Notwithstanding anything to the contrary contained in this Section 8.13, in the event that the Borrower reasonably expects to fail (or has failed) to comply with the requirements of the Financial Covenant in Section 7 as of the end of any fiscal quarter, at any time during the last fiscal quarter through and until the expiration of the tenth Business Day subsequent to the date the financial statements are required to be delivered pursuant to Section 5.1 with respect to such fiscal quarter (the “Cure Deadline”), the Borrower shall have the right to issue Equity Interests (other than Disqualified Equity Interests) for cash or otherwise receive cash contributions to the Equity Interests (other than Disqualified Equity Interests) of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of the net proceeds of such issuance or contribution (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right; provided, that if such Cure Amount is received by the Borrower on or before the applicable Cure Deadline, compliance with the Financial Covenant for such fiscal quarter shall be recalculated giving pro forma effect to the following pro forma adjustments:

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(i)    EBITDA shall be increased with respect to such applicable fiscal quarter with respect to which such Cure Amount is received by the Borrower and any Reference Period that includes such fiscal quarter, solely for the purpose of determining whether an Event of Default has occurred and is continuing as a result of a violation of the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and any prepayment of Indebtedness with the Cure Amount shall be disregarded for purposes of measuring the Financial Covenant for such fiscal quarter;
(ii)    if, after giving pro forma effect to such increase in EBITDA, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for purposes of this Agreement; and
(iii)    Indebtedness for which the Cure Amount is deemed applied shall be decreased solely to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness (provided that with respect to any Term Loans so prepaid such repayment shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of First Lien Leverage Ratio;
provided, that, the Borrower shall have notified the Agent in writing of the exercise of such Cure Right within five Business Days of the receipt of the Cure Amounts.
(b)    Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be no more than two fiscal quarters with respect to which the Cure Right is exercised, (ii) there shall be no more than five exercises of Cure Right in the aggregate, during the term of this Agreement (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant as of the end of such fiscal quarter, (iv) all Cure Amounts shall be disregarded for purposes of determining any baskets, with respect to the covenants contained in the Loan Documents or any “incurrence” based financial ratio, (v) no Indebtedness shall be reduced in the fiscal quarter of the failure to comply with the requirements of the Financial Covenant in Section 7, and (vi) no Revolving Loans shall be made (or Letters of Credit issued, increased or extended) following a breach of the Financial Covenant until the Cure Amount has actually been received by the Borrower.
9.    RIGHTS AND REMEDIES.
9.1.    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default arising under Section 8.2(a)(iii) on account of a violation of Section 7), Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable Law, do any one or more of the following:
(a)    (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and (ii) direct Borrower to provide (and Borrower agree that upon receipt of such notice Borrower will provide) Letter of Credit Collateralization to Agent to

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be held as security for Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, and (ii) the obligation of any Issuing Bank to issue Letters of Credit; and
(c)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable Law, or in equity.
The foregoing to the contrary notwithstanding, (x) upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit, and (2) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, notice or other requirements of any kind, all of which are expressly waived by the Loan Parties and (y) during the continuance of any Event of Default arising under Section 8.2(a)(iii) on account of a violation of Section 7, upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Agent shall, by notice to the Borrower, (1) terminate the Revolving Commitments, and thereupon such Revolving Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (3) require that the Borrower to provide (a) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit, and (b) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, notice or other requirements of any kind, all of which are expressly waived by Borrower.
9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the PPSA or UCC, as applicable, by Law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.    WAIVERS; INDEMNIFICATION.
10.1.    Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at

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maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group or the Agent on which any Loan Party may in any way be liable
10.2.    The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the UCC and the PPSA, the Lender Group and the Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
10.3.    Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower, Loan Party or any of their Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower, Loan Party or any of their Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY

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OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower, any other Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower or any other Loan Party:
c/o Borrower
UPLAND SOFTWARE, INC.
Frost Tower
401 Congress Avenue, Suite 1850
Austin, Texas 78701
Attn: Michael D. Hill
Fax No.: (512) 960-1001
Email: mhill@uplandsoftware.com
Borrower Website: www.uplandsoftware.com

with copies to:	PILLSBURY WINTHROP SHAW PITTMAN LLP 31 West 52nd Street New York, New York 10019 Attn: Jonathan B. Whitney, Esq. Email: jonathan.whitney@pillsburylaw.com

If to Agent:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH Eleven Madison Avenue, 8th Floor, New York, NY, 10010, Attn: Loan Operations – Agency Manager Email: agency.loanops@credit-suisse.com

with copies to:	SHEARMAN & STERLING LLP 599 Lexington Avenue New York, New York 10022 Attn: Michael J. Steinberg Email: msteinberg@Shearman.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or

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demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES ITS RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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(d)    EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.    Assignments and Participations.
(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default under Section 8.1, 8.4 or 8.5 has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons or Disqualified Institutions) or a Related Fund of a Lender; provided, further, that Borrower shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within ten Business Days after having received notice thereof; and
(B)    Agent and each Issuing Bank (as to the Issuing Banks only, solely with regards to Assignments of Revolving Loans or Commitments).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to a natural person,
(B)    no assignment may be made to a Disqualified Institution,

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(C)    no assignment may be made to a Loan Party or an Affiliate of a Loan Party,
(D)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $1,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000),
(E)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
(F)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,
(G)    unless waived by Agent (in its sole discretion), the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and
(H)    [reserved],
(I)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value

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of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any other Loan Party or the performance or observance by Borrower or any other Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person or Disqualified Institution, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount

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of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 and such Federal Reserve may enforce such pledge or security interest in any manner permitted under applicable Law.
(h)    Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of any Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of any Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain a register comparable to the Register. The Register and the register described in the preceding sentence are intended to establish that Borrower's obligations hereunder are in registered form of purposes of Section 5f.103-1(c) of the United States Treasury Regulations. The Register and the registers required to be maintained in the second preceding sentence shall be available for inspection by Borrower at reasonable times and from time to time upon reasonable prior written notice by Borrower to Agent or, if applicable, the assigning Lender.
(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and

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the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Such Participant Register shall be substantially similar to the Register and shall conform and be subject to provisions substantially similar to Section 13.1(h), in order to establish that Borrower’s obligations hereunder are in registered form for purposes of Section 5f.103-1(c) of the United States Treasury Regulations.
(j)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.
(k)    Disqualified Institutions. The Agent shall provide the list of Disqualified Institutions to a Lender upon its request in connection with an assignment or participation. Notwithstanding anything to the contrary herein, the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institutions or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institutions.
13.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent. No consent to assignment by the Lenders shall release Borrower or any other Loan Party from their Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower or any other Loan Party is required in connection with any such assignment.
14.    AMENDMENTS; WAIVERS.
14.1.    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than any Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

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(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),
(iv)    amend, modify, or eliminate this Section 14 or any provision of this Agreement providing for consent or other action by all Lenders,
(v)    amend, modify, or eliminate Section 15.11,
(vi)    other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral; provided that, Section 15.11 shall not, and no Loan Document shall be amended or otherwise modified to, permit the release of all or substantially all of the Collateral,
(vii)    amend, modify, or eliminate the definitions of “Required Lenders”, “Required Revolving Lenders”, or “Pro Rata Share”,
(viii)    contractually subordinate any of Agent’s Liens,
(ix)    other than in connection with a merger, amalgamation, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, and
(x)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii), Section 2.4(f) or Section 15.12;
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),
(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;
(c)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to an Issuing Bank, or any other rights or duties of an Issuing Bank under this Agreement or the other Loan Documents, without the written consent of such Issuing Bank, Agent, Borrower, and the Required Lenders;
(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of Loan Parties without the written consent of Agent and all Lenders;
(e)    Only the written consent of the Borrower, Required Revolving Lenders and the Agent shall be required to amend, waive or otherwise modify any term or provision of

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Section 3.2 (as it applies to the making of Revolving Loans), Section 7 or Section 8.2(a)(iii) (solely as it relates to Section 7); and
(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Agent and the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.
14.2.    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least three Business Days prior notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3.    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the

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extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.    AGENTS; THE LENDER GROUP.
15.1.    Appointment and Authorization of Agent.
(a)    Each member of the Lender Group hereby irrevocably designates and appoints the Agent as the agent of such member of the Lender Group under this Agreement and the other Loan Documents and irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 15 (other than this Section 15.1 and Sections 15.9, and 15.11 with respect to the Borrower) are solely for the benefit of the Agent and the other members of the Lender Group, and the Borrower shall not have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, any fiduciary relationship with any other member of the Lender Group or any agency or trust obligations with respect to any member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent.
(b)    The members of the Lender Group hereby irrevocably designate and appoint the Agent as the agent with respect to the Collateral, and each member of the Lender Group hereby irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall have no duties or responsibilities except those expressly set forth herein or in any other Loan Document, any fiduciary relationship with any of the other members of the Lender Group or any agency or trust obligations with respect to any member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.
(c)    the Lender Group hereby irrevocably designates and appoints the Agent as the agent and authorizes the Agent to act as their agent for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to the Agent to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Section 15. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any member of the Lender Group or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the members of the Lender Group hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or

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responsibilities to any member of the Lender Group by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Loan Party, the Agent is hereby irrevocably authorized and appointed to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for each member of the Lender Group, in order to hold any hypothec granted under the laws of the Province of Quebec as security for any of the Obligations and to exercise such rights and duties as are conferred upon a hypothecary representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Any person who becomes a Lender, shall be deemed to have consented to and ratified the foregoing appointment of the Agent as hypothecary representative for all members of the Lender Group. For greater certainty, the Agent, acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Agent, such successor Agent shall also become (without any further act or formality) the successor hypothecary representative for the purposes each such deed of hypothec.
(d)    The Joint Lead Arrangers and Joint Bookrunners, in their respective capacities as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 15.
15.2.    Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
15.3.    Exculpatory Provisions.
(a)    Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the members of the Lender Group or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Guarantor, any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower, any other Guarantor or any other Loan Party to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any other member of the Lender Group to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
(b)    Each member of the Lender Group confirms to the Agent, each other member of the Lender Group and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and

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business matters that it is capable, without reliance on the Agent, any other member of the Lender Group or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
(c)    Each member of the Lender Group acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other member of the Lender Group or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other member of the Lender Group or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
(i)    the financial condition, status and capitalization of the Borrower and each other Loan Party;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and
(iv)    the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other member of the Lender Group or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
15.4.    Reliance by Agents. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail, or teletype message, statement, order or other document or instruction believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent and shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders

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as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided, that none of the Agent shall be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or Applicable Law.
15.5.    Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a written notice, it shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
15.6.    Non-Reliance on Agent and Other Lenders. Each member of the Lender Group expressly acknowledges that none of the Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of Borrower, or any other Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender or any Issuing Bank. Each Lender and Issuing Bank represents to Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, and each other Loan Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower, and each other Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, none of the Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, or any other Loan Party that may come into the possession of the Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
15.7.    Indemnification. The members of the Lender Group agree to indemnify Agent, in its capacity as such (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective portions of the total credit exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the total credit exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs,

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expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent, including all fees, disbursements and other charges of counsel to the extent required to be reimbursed by the Loan Parties pursuant to Section 10, in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PERSON); provided, that no member of the Lender Group shall be liable to Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 15.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against the Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), this Section 15.7 applies whether any such investigation, litigation or proceeding is brought by any member of the Lender Group or any other Person. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the members of the Lender Group shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any member of the Lender Group to indemnify Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such member of the Lender Group’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require Lender to indemnify Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final judgment of court of competent jurisdiction). The agreements in this Section 15.7 shall survive the payment of the Loans and all other amounts payable hereunder.
15.8.    Agent in Individual Capacities. Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any other Guarantor, and any other Loan Party as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

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15.9.    Successor Agent.
(a)    The Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower, so long as no Event of Default under Sections 8.01, 8.04 or 8.05 has occurred and is then continuing, (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided, that if Agent shall notify the Borrower and the Lenders that no qualifying Person (including as a result of the absence of consent of the Borrower) has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loans Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of an Event of Default under Sections 8.1, 8.4 and 8.5) the consent of the Borrower (not to be unreasonably withheld) appoint successor Agents as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 15.9). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 15 (including Section 15.7) and Section 10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
(b)    Any resignation by Credit Suisse AG, Cayman Islands Branch as Agent pursuant to this Section 15.9 shall also constitute its resignation as an Issuing Bank. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Issuing Bank.
15.10.    [Reserved].
15.11.    Security Documents and Guarantee; Agents under Security Documents and Guarantee.

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(a)    (a) Each member of the Lender Group hereby further authorizes the Agent, on behalf of and for the benefit of each member of the Lender Group, to be the agent for and representative of each member of the Lender Group with respect to the Security Documents, as applicable. Subject to Section 14.1, without further written consent or authorization from any member of the Lender Group, the Agent, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Agent (or any sub-agent thereof) under any Loan Document (i) upon the payment in full (or Letter of Credit Collateralization) of all Obligations (except for contingent obligations in respect of which a claim has not yet been made), the Bank Product Obligations and the termination of Commitments and Letter of Credit Collateralization, (ii) if the property subject to such Lien is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder and the other Loan Documents to a Person that is not a Loan Party or in connection with the designation of any Material Subsidiary as an Immaterial Subsidiary in compliance with this Agreement, (iii) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from its Guarantee otherwise in accordance with the Loan Documents, (iv) as and to the extent provided in the Security Documents (as in effect on the date hereof or as amended by an amendment permitted under the applicable Loan Documents), (v) if the property subject to such Lien constitutes Excluded Collateral, (vi) if approved, authorized or ratified in writing in accordance with Section 14.1, release any Guarantor that is a Subsidiary from its obligations under the Guarantee if such Person ceases to be a Material Subsidiary (or otherwise becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder or (vii) upon request of any Loan Party, execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the exclusion from the definition of “Collateral”, and from the Liens of the Agent on the Collateral, of personal property leased by any Loan Party from a third party in the ordinary course of business;
(b)    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agent and each member of the Lender Group hereby agree that (i) no member of the Lender Group shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent, on behalf of the member of the Lender Group in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Agent, in each case, on behalf of each member of the Lender Group, and (ii) in the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any member of the Lender Group may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Agent, as agent for and representative of the members of the Lender Group (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale or other disposition. No holder of Bank Product Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement. No holder of Bank Product Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to or vote on, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, Issuing Bank or Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Agreement to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations, unless the Agent has received written notice of such Obligations, together with such supporting documentation as the

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Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
15.12.    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13.    [Reserved].
15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.    Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each financial examination report respecting Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

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(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any financial examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
16.    WITHHOLDING TAXES.
16.1.    Payments. All payments made by or on account of Borrower or any Guarantors under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any deduction or withholding of any Tax is required from a payment made by Borrower or any Guarantor hereunder or under any note or other Loan Document pursuant to applicable Law, the Borrower, such Guarantor or Agent shall be entitled to deduct or withhold such Tax and shall timely pay such amount that is deducted or withheld to the appropriate Governmental Authority, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower or such Guarantor shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower or such Guarantor agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts payable to a Lender, Agent or Issuing Bank under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified

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Taxes, will not be less than the amount that would have been paid if no deduction or withholding for Indemnified Taxes had been made. Borrower or such Guarantor will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable Law, certified copies of tax receipts or other reasonable documentation evidencing such payment by Borrower or such Guarantor, as applicable. Borrower or such Guarantor, as applicable, agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Tax Indemnitee); provided, however, no Loan Party that is an Excluded CFC shall have any obligation to make an indemnity payment, or have liability, under this Section 16.1, with respect to an "obligation of a United States person" within the meaning of Section 956(c) of the IRC and the Treasury Regulations promulgated thereunder (taking it account any exceptions provided therein).  The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.
16.2.    Exemptions.
(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception under Section 881(c) of the IRC, (A) a statement of the Lender or Participant, signed under penalty of perjury, that the Lender or Participant is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a CFC related to Borrower within the meaning of Section 881(c)(3)(C) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

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(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other Laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the Laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms; provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto; provided, that such Participant shall not be entitled to receive any greater payment under Section 2.11(l), 2.12(d), 2.13(a) or this Section 16 with respect to such participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(e)    The Agent shall deliver to the Borrower, on or before the Closing Date, two duly completed copies of IRS Form W-8IMY certifying that the Agent is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Agent agree to so treat the Agent as a United States person with respect to such payments), with the effect that the Borrower can make payments to the Agent without deduction or withholding of any Taxes imposed by the United States. The Agent shall deliver to the Borrower, on or before the Closing Date, two duly completed copies of IRS Form W-8ECI with respect to payments it receives that are not for the accounts of others.

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(f)    If a payment made to a Lender hereunder or under any note or other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
16.3.    Reductions. If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
16.4.    Refunds. If any party determines, in its good faith discretion, that it has received a refund of any Indemnified Taxes to which Borrower have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or such Lender hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.
17.    GENERAL PROVISIONS.
17.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, each Loan Party, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

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17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5.    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. The Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6.    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart

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of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8.    Revival and Reinstatement of Obligations; Certain Waivers.
If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any Law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
17.9.    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so

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and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any (actual or proposed) assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such (actual or proposed) assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, any other Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials so long as such information is otherwise generally available to the public and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.
(c)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States and federal, state, or territorial securities Laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any

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time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, any Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11.    Patriot Act and Anti-Money Laundering & Anti-Terrorism Compliance.
(a)    Each Lender that is subject to the requirements of the Patriot Act and the Beneficial Ownership Regulation hereby notifies Borrower that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. In addition, if Agent is required by Law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, Beneficial Ownership Regulation searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and the Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.
17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase this Agreement Currency with the Judgment Currency. If the amount of this Agreement Currency so purchased is less than the sum originally due to

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Agent or any Lender from Borrower or any other Loan Party in this Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of this Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable Law).
17.14.    Certain Tax Matters. Notwithstanding anything set forth herein or in any other Loan Document to the contrary, the parties agree that no Loan Party that is an Excluded CFC shall have any obligation to make an indemnity payment or have liability with respect to an “obligation of a United States person” within the meaning of Section 956(c) of the IRC and Treasury Regulations promulgated thereunder (taking into account any exceptions provided therein).
17.15.    Guarantee.
(a)    In recognition of the direct and indirect benefits to be received by Guarantors from the proceeds of the Revolving Loans, the Term Loans, the issuance of the Letters of Credit, and the entering into of the Bank Product Agreements and by virtue of the financial accommodations to be made to Borrower, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations (the “Guarantee”). If any or all of the Obligations constituting Guarantied Obligations becomes due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to Agent, for the benefit of the Lender Group and the Bank Product Providers, together with any and all expenses (including Lender Group Expenses) that may be incurred by Agent or any other member of the Lender Group or any Bank Product Provider in demanding, enforcing, or collecting any of the Guarantied Obligations (including the enforcement of any collateral for such Guarantied Obligations or any collateral for the obligations of the Guarantors under this Guarantee). If claim is ever made upon Agent or any other member of the Lender Group or any Bank Product Provider for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and any of Agent or any other member of the Lender Group or any Bank Product Provider repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guarantee or other instrument evidencing any liability of any Guarantor, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
(b)    Additionally, each of the Guarantors unconditionally and irrevocably guarantees the payment of any and all of the Guarantied Obligations to Agent, for the benefit of the Lender Group and the Bank Product Providers, whether or not due or payable by any Loan Party upon the occurrence of any of the Events of Default of Section 8.4 or 8.5 of this Agreement, and irrevocably and unconditionally promises to pay such indebtedness to Agent, for the benefit of the Lender Group and the Bank Product Providers, without the requirement of demand, protest, or any other notice or other formality, in lawful money of the United States.
(c)    The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guarantee of the Guarantied

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Obligations, whether executed by any other Guarantor or by any other Person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by (i) any payment on, or in reduction of, any such other guaranty or undertaking, (ii) any dissolution, termination, or increase, decrease, or change in personnel by any Guarantor, (iii) any payment made to Agent, any other member of the Lender Group, or any Bank Product Provider on account of the Obligations which Agent, such other member of the Lender Group, or such Bank Product Provider repays to any Guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (iv) any action or inaction by Agent, any other member of the Lender Group, or any Bank Product Provider, or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Obligations or of any security therefor.
(d)    This Guarantee includes all present and future Guarantied Obligations including any under transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by Law, each Guarantor hereby waives any right to revoke this Guarantee as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Agent, (ii) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any member of the Lender Group or any Bank Product Provider in existence on the date of such revocation, (iv) no payment by any Guarantor, Borrower, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (v) any payment by any Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder. This Guarantee shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Agent (for the benefit of the Lender Group and the Bank Product Providers) and its successors, transferees, or assigns.
(e)    The guarantee by each of the Guarantors hereunder is a guarantee of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or any other Person and whether or not any other Guarantor or any other Person be joined in any such action or actions. Each of the Guarantors waives, to the fullest extent permitted by Law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Guarantor or other circumstance which operates to toll any statute of limitations as to any Guarantor shall operate to toll the statute of limitations as to each of the Guarantors.
(f)    Each of the Guarantors authorizes Agent, the other members of the Lender Group, and the Bank Product Providers without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

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(i)    change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter: (A) any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon); or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guarantee shall apply to the Obligations as so changed, extended, renewed, or altered;
(ii)    take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Obligations or any of the Guarantied Obligations (including any of the obligations of all or any of the Guarantors under this Guarantee) incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;
(iii)    exercise or refrain from exercising any rights against any Guarantor;
(iv)    release or substitute any one or more endorsers, guarantors, any Guarantors, or other obligors;
(v)    settle or compromise any of the Obligations, any security therefor, or any liability (including any of those of any of the Guarantors under this agreement) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guarantor to its creditors;
(vi)    apply any sums by whomever paid or however realized to any liability or liabilities of any Guarantor to Agent, any other member of the Lender Group, or any Bank Product Provider regardless of what liability or liabilities of such Guarantor remain unpaid;
(vii)    consent to or waive any breach of, or any act, omission, or default under, this Agreement, any other Loan Document, any Bank Product Agreement, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Agreement, any other Loan Document, any Bank Product Agreement, or any of such other instruments or agreements; or
(viii)    take any other action that could, under otherwise applicable principles of Law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this agreement.
(g)    It is not necessary for Agent, any other member of the Lender Group, or any Bank Product Provider to inquire into the capacity or powers of any of the Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
(h)    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 17.15(h) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 17.15(h), or otherwise under the Loan Documents, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in

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full of the Guarantied Obligations. Each Qualified ECP Guarantor intends that this Section 17.15(h) constitute, and this Section 17.15(h) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(i)    This Guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.
17.16.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
17.17.    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any of the Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of
Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

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(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any of the Loan Party, that none of the Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
17.18.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

    (a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special

Execution Version
Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

    (b)    As used in this Section 17.18, the following terms have the following meanings:

        “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

        “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition, (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (c) such Indebtedness (I) is not secured by any property or asset other than the property or assets acquired in such Permitted Acquisition and (II) is not guaranteed by any Loan Party (other than a Person acquired in the Permitted Acquisition or any other Person who merges with or acquires the assets of such Person in connection with such Permitted Acquisition).
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, amalgamation, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) the Term SOFR for such calculation plus (b) the applicable Term SOFR Adjustment for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
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“Agent” means Credit Suisse AG, Cayman Islands Branch, in its role as administrative agent and collateral agent, and any successor thereto appointed in regards with Section 15.9.
“Agent’s Account” means the Deposit Account identified on Schedule A-1 to the Agreement as Agent’s Account (or such other Deposit Account that has been designated as such, in writing, by Agent to Borrower and the Lenders).
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Liens” means the Liens granted by a Borrower or its Subsidiaries to Agent under the Loan Documents and securing all or a portion of the Obligations.
“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable Laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable Laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Margin” means, as of any date of determination and with respect to (x) Initial Term Loans and Initial Revolving Loans maintained as Base Rate Loans, 2.75% per annum (the “Base Rate Margin”) or (y) Initial Term Loans and Initial Revolving Loans maintained as SOFR Loans, 3.75% per annum (the “SOFR Margin”).
“Application Event” means the occurrence of (a) a failure by Borrower to repay the Initial Revolving Loans and all of the Obligations related thereto in full on the Revolver Maturity Date, (b) a failure by Borrower to repay the Initial Term Loans and all of the Obligations related thereto in full on the Term Loan Maturity Date, (c) a failure by Borrower to repay all Obligations in full on the last Maturity Date or (d) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.
“Available Increase Amount” means, as of any date of determination, the sum of (a) (x) the greater of $83,000,000 and (y) 100% of the EBITDA for the most recent Reference Period (the “Fixed Increase Amount”) plus (b)(i) the aggregate principal amount of Term Loans voluntarily prepaid prior to such date pursuant to Section 2.4(d), (ii) the aggregate principal of all permanent reductions of Revolving Commitments prior to such date pursuant to Section 2.4(d)
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and (iii) the aggregate principal amount of non-revolving Indebtedness voluntarily prepaid prior to such date that is secured by Liens on the Collateral ranking on an equal priority basis with the Lien securing the Obligations, in each case, except to the extent financed with proceeds from the incurrence of long-term indebtedness, including any incurrence pursuant to clause (c) below plus (c) an additional unlimited amount, so long as in the case of this clause (c), after giving effect to such Incremental Loan (and assuming in the case of any Incremental Revolving Loan, that such Revolving Commitments have been fully drawn) and the use of proceeds thereof, (A) if such Incremental Loan is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, the First Lien Leverage Ratio calculated on a pro forma basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the relevant Incremental Loans) and, if applicable, the pro forma impact of any Acquisition to be effected with the proceeds thereof, shall be equal to or less than 4.00 to 1.00, (B) if such Incremental Loan is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, the Secured Leverage Ratio calculated on a pro forma basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the relevant Incremental Loans) and, if applicable, the pro forma impact of any Acquisition to be effected with the proceeds thereof, shall be equal to or less than 4.00 to 1.00 and (C) if such Incremental Loan is unsecured the Total Leverage Ratio calculated on a pro forma basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the relevant Incremental Loans) and, if applicable, the pro forma impact of any Acquisition to be effected with the proceeds thereof, shall be equal to or less than 5.00 to 1.00 (the “Ratio Increase Amount”); provided, that the Borrower may elect to use the Ratio Increase Amount prior to the Fixed Increase Amount, and if both of the Fixed Increase Amount and the Ratio Increase Amount are available and the Borrower does not make an election, the Borrower will be deemed to have elected the Ratio Increase Amount; provided, further, that any portion of any Incremental Loan incurred in reliance on the Fixed Increase Amount shall be reclassified as the Borrower may elect from time to time as having been incurred under the Ratio Increase Amount if the Borrower meets the applicable ratio for such test at such time on a pro forma basis, and if the ratio for the Ratio Increase Amount would be satisfied on a pro forma basis as at the end of any subsequent fiscal quarter after initial incurrence of such Incremental Loan; provided, further, that if the Borrower incurs Indebtedness under an Incremental Loan using the Fixed Increase Amount on the same date that it incurs Indebtedness using the Ratio Increase Amount, the First Lien Leverage Ratio, Secured Leverage Ratio and/or Total Leverage Ratio will be calculated without regard to any incurrence of Indebtedness under the Fixed Increase Amount.
“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the applicable then outstanding Revolver Usage).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
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“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Loan Parties or any of their respective Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Loan Parties or any of their respective Subsidiaries.
“Bank Product Provider” means the Agent, any Lender or any Affiliates of the Agent or any Lender, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than CS or its Affiliates, in which case delivery of a Bank Product Provider Agreement shall not be required) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product after the provision of such Bank Product to Borrower or its Subsidiaries. For the avoidance of doubt, (i) only one Bank Product Provider Agreement shall be required in respect of a master agreement which governs multiple Bank Products and (ii) if any such Lender shall cease to be a Lender under this Agreement, such Lender and its Affiliates shall continue to constitute a Bank Product Provider.
“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-1 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.
“Bankruptcy Code” means (i) title 11 of the United States Code, (ii) the BIA, (iii) the Companies’ Creditors Arrangement Act (Canada), (iv) the Winding-Up and Restructuring Act (Canada), (v) the Canada Business Corporations Act (Canada) where such statute is used by a Person to propose an arrangement in connection with a compromise of such Person’s debt obligations and/or (vi) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.
“Base Rate Borrowing” means a Borrowing comprised of Loans that are Base Rate Loans.
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“Base Rate Loan” means each portion of the Revolving Loans or the Term Loans that bears interest at a rate determined by reference to the applicable Base Rate.
“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means, 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” means Upland Software, Inc.
“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Borrowing” means a borrowing consisting of Revolving Loans or Term Loans, as applicable, made by the Lenders.
“Borrowing Notice” means a written notice in the form of Exhibit L-1.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York or the state of Texas, except that if a determination of a Business Day shall relate to a Loan that bears interest at a rate determined by reference to SOFR, the term “Business Day” means any such day that is also a US Government Securities Business Day.
“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.
“Canadian Benefit Plan” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by a Loan Party.
“Canadian Copyright Security Agreement” has the meaning specified therefor in the Canadian Security Agreement.
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“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party who is organized under the Laws of any jurisdiction in Canada or any province thereof, to Agent.
“Canadian Patent Security Agreement” has the meaning specified therefor in the Canadian Security Agreement.
“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial Law that is maintained or contributed to by a Loan Party for its employees or former employees but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.
“Canadian Trademark Security Agreement” has the meaning specified therefor in the Canadian Security Agreement.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (e) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates).
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Captive Insurance Subsidiaries” means, collectively or individually, as of any date of determination, those regulated Subsidiaries primarily engaged in the business of providing insurance and insurance-related services to the Borrower and its Subsidiaries.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at
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least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the Laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank, in each case, having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the Laws of the United States thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above and (i) Foreign Cash Equivalents.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code, as amended.
“Change of Control” means that:
(a)    any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Borrower (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower;
(b)    any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or (except as part of an agreement which provides for an early termination of the Commitments and payment in full of all of the Obligations pursuant to Section 3.5 upon consummation of the transaction related to such agreement) shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests; or
(c)    Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than as a result of a transaction permitted by Section 6.3 of the Agreement).
“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any Law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any Law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of
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any Law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of Law; provided, that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Loans (of a Class), Extended Term Loans (of the same Term Loan Extension Series or Revolver Extension Series) or Extended Revolving Loans (of the same Extension Series), (b) any Commitment or Facility, refers to whether such Commitment is a Revolving Commitment, a Term Loan Commitment, an Incremental Commitment (of a Class) or an Extended Revolving Commitment (of the same Extension Series), and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
“Closing Date” means the date of the making of the Initial Term Loan (or other extension of credit) under the Agreement.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents and shall exclude all assets constituting Excluded Collateral under any Security Document.
“Commitment” means, with respect to each Lender, its Revolving Commitment or its Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolving Commitments or their Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer (or such other officer with equivalent duties of Borrower to Agent.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters) that the Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of
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any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Copyrights” means all of the following worldwide: (a) all copyrights (whether registered or unregistered), in both published and unpublished works, now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, (b) all reissues, extensions or renewals thereof, (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements or other violations of any of the foregoing; (d) the right to sue for past, present, and future infringements and other violations of any of the foregoing; and (e) all rights corresponding to any of the foregoing.
“Copyright Security Agreements” means the US Copyright Security Agreement and the Canadian Copyright Security Agreement.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and/or one or more of the Guarantors, the Agent, and the applicable securities intermediary (with respect to a Securities Account) or account bank (with respect to a Deposit Account).
“CS” means Credit Suisse AG, Cayman Islands Branch and any successor thereto by merger, consolidation or otherwise.
“Cure Amount” has the meaning specified therefor in Section 8.13(a) of the Agreement.
“Cure Deadline” has the meaning specified therefor in Section 8.13(a) of the Agreement.
“Cure Right” has the meaning specified therefor in Section 8.13(a) of the Agreement.
“Current Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.
“Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loans and the Revolving Loans) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.
“Debt Fund Affiliate” means any Affiliate of a Disqualified Institution that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Disqualified Institution or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such
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competitor or Affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than publicly available information) relating to the Borrower.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus the Applicable Margin, if any, applicable to Base Rate Loans under the Revolving Facility plus (ii) 2% per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for SOFR Loans under the Revolving Facility plus 2% per annum.
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within one Business Day of the date that it is required to do so under the Agreement, (b) notified Borrower, Agent, Agent or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within one Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within one Business Day of the date that it is required to do so under the Agreement, or (f)(i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Defaulting Lender Rate” means, with respect to Obligations (i) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (ii) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the UCC or the PPSA) and includes any bank account with a deposit function.
“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 hereto (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-2 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily
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redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Latest Maturity Date.
“Disqualified Institution” means (a) any person that is a competitor of the Borrower and/or any of its Subsidiaries that is identified by the Borrower by name in writing and either (x) was identified to Agent prior to June 12, 2019 or (y) was identified after the Closing Date and is reasonably acceptable to the Agent and (b) any affiliate of any person described in (a) above (other than a Debt Fund Affiliate of any person described in clause (a) above) that is clearly identifiable on the basis of such affiliate’s name; provided, that no such written notice or identification shall apply retroactively to disqualify any person that has previously acquired an Assignment or participation in the Loans or Commitments that were effective prior to the effective date of such designation. A list of the Disqualified Institution shall be provided by the Agent to a Lender upon its request in connection with an Assignment or participation.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in another currency, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate for the purchase of Dollars with such currency.
“Dollars” or “$” means United States dollars.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.
“EBITDA” means, with respect to any fiscal period:
(a)    Borrower’s consolidated net earnings (or loss) as determined in accordance with GAAP, minus
(b)    without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    any infrequent, unusual, or non-recurring gains,
(ii)    interest income,
(iii)    any software development costs to the extent capitalized during such period,
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(iv)    exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and
(v)    income arising by reason of the application of FAS 141R,
plus
(c)    without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i)    any infrequent, unusual, or non-recurring non-cash losses,
(ii)    Interest Expense,
(iii)    tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),
(iv)    depreciation and amortization for such period,
(v)    transaction costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Borrower or any of its Subsidiaries to any Person for services performed by such Person in connection with entering into the Agreement incurred within one year of the Closing Date;
(vi)    with respect to any Permitted Acquisition, costs, fees, charges and expenses in respect of restructuring items for any Permitted Acquisition incurred within one year after the consummation of such Permitted Acquisition,
(vii)    with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrower’s independent auditors, in each case, as determined in accordance with GAAP,
(viii)    with respect to any Permitted Acquisition, (A) costs, fees, charges and expenses consisting of out-of-pocket expenses owed by Borrower or any of its Subsidiaries to any Person who is not an Affiliate of any Loan Party or any of its Subsidiaries for services performed by such Person in connection with such Permitted Acquisition incurred within one year of the consummation of such Permitted Acquisition and (B) cash compensation expenses related to banker or success fees,
(ix)    fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by Borrower and its Subsidiaries,
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(x)    non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),
(xi)    one-time non-cash restructuring charges,
(xii)    non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,
(xiii)    non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets
(xiv)    other non-cash losses, charges and expenses,
(xv)    charges related to settlement of legal claims (including defense costs and expenses),
(xvi)    costs, fees, charges or expenses in connection with waivers, consents and amendments to the Agreement, including the amount of any fees payable to Lenders in connection with such consents and amendments,
(xvii)    debt extinguishment costs,
(xviii)    the amount of net cost savings projected by the Borrower in good faith to be realizable as a result of specified actions, operational changes and operational initiatives (including, to the extent applicable, resulting from the transactions hereunder) taken or to be taken prior to or during such period (including any “run-rate” synergies, operating expense reductions and improvements and cost savings determined in good faith by the Borrower to result from actions which have been realized or are reasonably expected to be realized within 18 months following any such specified actions, operational changes and operational initiatives (which “run-rate” synergies, operating expense reductions and improvements and cost savings shall be added to EBITDA until fully realized, shall be subject to certification by management of the Borrower and shall be calculated on a pro forma basis as though such “run-rate” synergies, operating expense reductions and improvements and cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that no “run-rate” synergies, operating expense reductions and improvements and cost savings shall be added pursuant to this clause (xviii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period, and
(xix)    adjustments evidenced by or contained in a due diligence quality of earnings report made available to the Agent (who may share with the Lenders) (subject, in each case, to customary access letters) prepared with respect to the target of a Permitted Acquisition or other investment permitted hereunder by (x) a “big-four” nationally recognized accounting firm or (y) any other accounting firm that shall be reasonably acceptable to the Agent.
in each case, determined on a consolidated basis in accordance with GAAP.
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For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), and in addition to the foregoing adjustments, if at any time during such Reference Period (and after the Closing Date), Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition and are factually supportable and shall not be of the same nature as the items in clause (xviii)) or adjustment occurred on the first day of such Reference Period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” means, as to any Loans, the effective yield on such Loans as reasonably determined by the Agent in consultation with the Borrower, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders. The Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender (other than a Defaulting Lender) and any Related Fund of any Lender, (b) (i) a commercial bank organized under the Laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000, (ii) a savings and loan association or savings bank organized under the Laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000, (iii) a commercial bank organized under the Laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the Laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person or Disqualified Institution) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default under Sections 8.1, 8.4 and 8.5 any other Person.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which provides any benefits to any employees of a Loan Party or to
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which any Loan Party has an obligation to make contributions, including by reason of being an ERISA Affiliate, other than any Canadian Benefit Plan or Canadian Pension Plan.
“English Insolvency Event” means:
(a)    a English Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable Law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(b)    the value of the assets of any English Relevant Entity (on a consolidated basis with its subsidiaries) is less than its liabilities (taking into account contingent and prospective liabilities);
(c)    a moratorium is declared in respect of any indebtedness of any English Relevant Entity; provided, that, if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium;
(d)    any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any English Relevant Entity;
(ii)    a composition, compromise, assignment or arrangement with any creditor of any English Relevant Entity;
(iii)    the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any English Relevant Entity, or any of its assets; or
(iv)    enforcement of any Lien over any material assets of any English Relevant Entity, or any analogous procedure or step is taken in any jurisdiction, save that this paragraph (d) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of notice thereof to any English Relevant Entity or any English Relevant Entity otherwise becoming aware of the same; or
(e)    any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a English Relevant Entity, in each such case, such that any such actions or process described in this clause (e) could reasonably be expected to result in a Material Adverse Effect.
“English Loan Party” means each Loan Party that is organized under the Laws of England and Wales.
“English Relevant Entity” means any English Loan Party or any Loan Party capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.
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“English IP Share Pledge” means an English law intellectual property charge, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party holding intellectual property registered in the United Kingdom and/or the European Union.
“English Security Agreement” means an English law debenture, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party who is organized under the Laws of England for the benefit of Agent.
“English Share Pledge” means an English share pledge, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by the Borrower for the benefit of Agent.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any other Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any other Loan Party, any Subsidiary of any Loan Party, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign national, supranational or local statute, Law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the PPSA or the UCC, as applicable).
“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, membership interests, partnership interests or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of
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another currency (the “second currency”) which would result from Agent or any Agent converting the first currency into the second currency at the close of business on the day prior to such date of determination in accordance with Agent’s customary practice for commercial loans being administered by it or at such other rate as Agent may determine in its sole discretion.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Excess Cash Flow” means, with respect to any fiscal year with respect to Borrower determined on a consolidated basis in accordance with GAAP the result of:
(a)    EBITDA for such fiscal year,
plus
(b)    the sum of
(i)    foreign, United States, Canadian, state, provincial or local tax refunds (excluding (y) tax credits that are contractually required to be paid to third parties and (z) refundable Canadian tax credits related to research and development as reflected in Borrower’s consolidated statement of operations),
(ii)    interest income,
(iii)    post-closing Purchase Price adjustments received in cash during such period in connection with a Permitted Acquisition, and
(iv)    the amount of any decrease in Net Working Capital for such period, minus
(c)    the sum of the following items (without duplication)
(i)    the cash portion of Interest Expense and loan servicing fees paid during such fiscal period,
(ii)    the cash portion of taxes (on account of income, profits, or capital) paid during such period,
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(iii)    all scheduled and voluntary permanent principal Indebtedness payments permitted under the Agreement during such period (other than voluntary principal payments made in respect of the Term Loans which are refinanced) made in case, but only to the extent that the Indebtedness so paid by its terms cannot be reborrowed or redrawn, and such payments do not occur in connection with a refinancing of all or any portion of such Indebtedness,
(iv)    the cash portion of Capital Expenditures (including any cash payments on Indebtedness (other than Loans) incurred to finance any Capital Expenditure, but net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period,
(v)    cash payments made in respect of Permitted Investments and Restricted Payments (other than dividends or distributions on the Equity Interests of the Borrower) (in each case, to the extent such payments are not made with the proceeds of Indebtedness (other than Revolving Loans),
(vi)    the amount of cash items included in the calculation of EBITDA pursuant to clause (c)(vii) of the definition of EBITDA for such period (to the extent that the applicable payments are not made with the proceeds of Indebtedness (other than proceeds of Revolving Loans)),
(vii)    the amount of any increase in Net Working Capital for such period,
(viii)    cash payments made in respect of (A) costs, fees, charges and expenses consisting of out-of-pocket expenses in connection with any Permitted Acquisition for services performed by such Person in connection with such Permitted Acquisition and (B) costs, fees, charges and expenses in respect of restructuring items for any Permitted Acquisition, in each case to the extent such payments are not made with the proceeds of Indebtedness (other than Revolving Loans) and to the extent added back to EBITDA pursuant to clause (c)(vi) of the definition thereof,
(ix)    cash payments made in respect of compensation expenses related to success fees in connection with any Permitted Acquisition, in each case to the extent such payments are not made with the proceeds of Indebtedness (other than Revolving Loans) and to the extent added back to EBITDA pursuant to clause (c)(viii) of the definition thereof, and
(x)    cash payments made in respect of costs, fees, charges and expenses in respect of Earn-Outs incurred in connection with any Permitted Acquisition, in each case to the extent such payments are not made with the proceeds of Indebtedness (other than Revolving Loans) and to the extent added back to EBITDA pursuant to clause (c)(ix) of the definition thereof.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Collateral” has the meaning specified therefor in each applicable Security Agreement.
“Excluded CFC” means any CFC organized under the Laws of any jurisdiction other than Canada, any province thereof or England and Wales, and any FSHCO that has no material assets other than Equity Interests in one or more Excluded CFCs.
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“Excluded Subsidiaries” means any Subsidiary of the Borrower that is: (a) listed on Schedule 1.2 to the Agreement as of the Closing Date; (b) an Excluded CFC; (c) any not-for-profit Subsidiary; (d) a joint venture or a Subsidiary that on the Closing Date or later date of formation or acquisition of such Subsidiary is not otherwise a wholly-owned Subsidiary; (e) an Immaterial Subsidiary; (f) a Captive Insurance Subsidiary or other special purpose entity; (g) prohibited by applicable Law or contractual obligation from guaranteeing or granting Liens to secure any of the Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary), or is subject to Applicable Law whereby guaranteeing or granting liens to secure any of the Obligations would conflict with the fiduciary or statutory obligations of the directors (or other officers) of such Subsidiary which would result in (or in a material risk of) civil or criminal liability on the part of any director (or other officer) of such Subsidiary, as reasonably determined by the Borrower in consultation with the Agent, provided, that, each such Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (g) if (x) such consent, approval, license or authorization has been obtained (it being understood and agreed that no Loan Party or Subsidiary shall be required to use commercially reasonable efforts to seek any such consent, approval, license or authorization) or (y) such Subsidiary guarantees any other Indebtedness of any of the Loan Parties; or (h) a direct or indirect Subsidiary of an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to Borrower or any other Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the agreement of such Loan Party to be jointly and severally liable for such Swap Obligation of another Loan Party or any guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the agreement of such Loan Party to be liable for such Swap Obligation or guaranty of such Swap Obligation or the grant of such security interest would have become effective with respect to such Swap Obligation but for such Loan Party’s failure to constitute an “eligible contract participant at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such joint and several liability or guaranty or security interest is or becomes illegal or unlawful.
“Excluded Taxes” means (i) any Tax imposed on the net income or net profits of any Lender or any Participant (including any franchise or branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender's or such Participant's principal or applicable lending office is located, or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) United States federal withholding Taxes resulting from a Lender's or a Participant's failure to comply with the requirements of Section 16.2 of the Agreement; (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Lender based upon the applicable withholding rate in effect at the time such Lender becomes a party to the Agreement (or designates a new lending office), except that Excluded Taxes shall not include any amount that such Lender (or its assignor, if any) was previously
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entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Lender becomes a party to the Agreement (or designates a new lending office); (iv) any withholding Taxes imposed under FATCA; and (v) in the case of Taxes under Part XIII of the Income Tax Act (Canada) imposed on amounts payable to or for the account of such recipient as a consequence of the recipient (A) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with Upland Software Inc. / Logiciels Upland Inc., (B) being a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Upland Software Inc. / Logiciels Upland Inc., or (C) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Upland Software Inc. / Logiciels Upland Inc. but, for greater certainty, a Lender or a Participant shall not be considered to be or deemed to be not dealing at arm’s length or a “specified shareholder” by virtue of it taking, holding, being warranted or issued or holding or enforcing any security or Lien in the Collateral.
“Existing Credit Facility” means, that certain Credit Agreement dated as of May 14, 2015 by and among the Borrower, the other subsidiaries of the Borrower party thereto, Wells Fargo Bank, National Association, as agent and US agent, Wells Fargo Capital Finance Corporation Canada, as Canadian agent and the other lenders party thereto.
“Existing Revolver Tranche” has the meaning specified therefor in Section 2.16 of the Agreement.
“Existing Term Loan Tranche” has the meaning specified therefor in Section 2.16 of the Agreement.
“Extended Revolving Commitment” has the meaning specified therefor in Section 2.16 of the Agreement.
“Extending Revolving Lender” has the meaning specified therefor in Section 2.16 of the Agreement.
“Extended Revolving Loans” means any revolving loans made in respect of any Extended Revolving Commitment that shall have been added pursuant to Section 2.16 of the Agreement.
“Extending Term Lender” has the meaning specified therefor in Section 2.16 of the Agreement.
“Extended Term Loans” has the meaning specified therefor in Section 2.16 of the Agreement.
“Extension Amendment” has the meaning specified therefor in Section 2.16 of the Agreement.
“Extension Election” has the meaning specified therefor in Section 2.16 of the Agreement.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into by the United States with another jurisdiction in
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connection with the implementation of such Sections of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate of the quotations for the day of such transactions received by Credit Suisse AG, Cayman Islands Branch from three depository institutions of recognized standing selected it; provided, that in no event shall the Federal Funds Effective Rate at any time be less than 0.00% per annum.
“Fee Letter” means that certain engagement letter dated June 12, 2019 made between Borrower and Agent.
“First Lien Leverage Ratio” means, as of any date of determination the ratio of (a) Funded Indebtedness as of such date that is secured by the property of the Borrower and its subsidiaries on a first-priority basis, less Qualified Cash in amount not to exceed $50,000,000, to (b) EBITDA for the applicable Reference Period.
“Fixed Increase Amount” has the meaning specified in the definition of Available Increase Amount.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Cash Equivalents” means, in the case of any Subsidiary (other than a Loan Party or other Subsidiary organized under the Laws of the United States or a political subdivision thereof), investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or in Dollars, in each case which are of substantially the same type as the items specified in clauses (a) through (h) of the definition of Cash Equivalents.
“Foreign Loan Party” means any Loan Party organized under the Laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
“FSHCO” means any direct or indirect Subsidiary of the Borrower that has no material assets other than Equity Interests in one or more direct or indirect CFCs none of which are Loan Parties.
“Funded Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all net monetary obligations of such Person owing under all Hedge Agreements (which amount, with respect to any individual Hedge Agreement, shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (f) all obligations (contingent or otherwise) of such Person to purchase, redeem, retire, defease or
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otherwise make any payment in respect of any Disqualified Equity Interests of such Person, and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Funded Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Funded Indebtedness, and (ii) the amount of any Funded Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, articles of association, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantied Obligations” means all of the Obligations (including any Bank Product Obligations) now or hereafter existing, whether for principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or otherwise, and any and all expenses (including reasonable and documented counsel fees and expenses) incurred by Agent, any other member of the Lender Group, or any Bank Product Provider (or any of them) in enforcing any rights under the any of the Loan Documents. Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by Borrower to Agent, any other member of the Lender Group, or any Bank Product Provider but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving Borrower or any guarantor; provided, that, anything to the contrary contained in the foregoing notwithstanding, the Guarantied Obligations shall exclude any Excluded Swap Obligation.
“Guarantee” has the meaning specified therefor in Section 17.15 of the Agreement.
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“Guarantor” means each Person that guaranties all or a portion of the Obligations (including such entities which will become Guarantors following the Closing Date pursuant to Section 5.16). For the avoidance of doubt, it is intended by the parties that Excluded Subsidiaries of the Borrower will not be Guarantors; provided, that other Subsidiaries may be or become Guarantors unless being or becoming so would result in material adverse tax consequences (as reasonably determined by Borrower in consultation with Agent and without regard to the earnings and profits of the relevant Subsidiary), or the costs to the Loan Parties of providing such guarantee are unreasonably excessive (as reasonably determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders afforded thereby, in which case, any such guarantee will terminate immediately as and when such material adverse tax consequences arise or exist.
“Guarantor Notice” has the meaning specified therefor in clause (e) of “Permitted Acquisition”.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code; which for the avoidance of doubt shall include a master agreement which governs multiple “swap agreements”.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means the Agent, any Lender or any Affiliates of the Agent or Lender, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than CS or its Affiliates in which case delivery of a Bank Product Provider Agreement shall not be required) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement after the execution and delivery of such Hedge Agreement with Borrower or its Subsidiaries. For the avoidance of doubt, (i) only one Bank Product Provider Agreement shall be required in respect of a master agreement which governs multiple Hedge Agreements and (ii) if any such Lender shall cease to be a Lender under this Agreement, such Lender and its Affiliates shall continue to constitute a Hedge Provider.
“Immaterial Subsidiary” means each Subsidiary of the Borrower that is not a Material Subsidiary. Upon any such Subsidiary ceasing to be an Immaterial Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, such Subsidiary shall comply with Section 5.11, to the extent applicable.
“Incremental Assumption Agreement” means an incremental assumption agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Agent
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and one or more Incremental Revolving Credit Lenders or Incremental Term Lenders, as the case may be.
“Incremental Commitment” means, with respect to any Lender, such Lender’s Incremental Revolving Credit Commitment or Incremental Term Loan Commitment, as applicable
“Incremental Equivalent Debt” shall have the meaning set forth in clause (u) of the definition of Permitted Indebtedness.
“Incremental Lenders” means the Incremental Revolving Credit Lenders and the Incremental Term Lenders.
“Incremental Loan Commitment” means the commitment of any Incremental Lender, established pursuant to Section 2.15, to make Incremental Loans to the Borrower.
“Incremental Loans” means the Incremental Revolving Loans and the Incremental Term Loans.
“Incremental Revolving Credit Commitment” means the commitment of any Incremental Lender, established pursuant to Section 2.15, to make Incremental Revolving Loans to the Borrower.
“Incremental Revolving Credit Lender” means an Incremental Lender with an Incremental Revolving Credit Commitment.
“Incremental Revolving Loans” means any revolving loans made to one or both of the Borrower by one or more Lenders pursuant to an Incremental Revolving Credit Commitment.
“Incremental Term Lender” means an Incremental Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” means the commitment of any Incremental Lender, established pursuant to Section 2.15, to make Incremental Term Loans to the Borrower.
“Incremental Term Loans” means Term Loans made by one or more Incremental Lenders to the Borrower pursuant to Section 2.15. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.15 and provided for in the relevant Incremental Assumption Agreement, Specified Incremental Loans.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets if such obligation shall have become a liability on the balance sheet of such Person in accordance with GAAP (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of licenses that could not result in a legal transfer of title of the licensed property), (f) all net monetary obligations of such Person owing under all Hedge
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Agreements (which amount, with respect to any individual Hedge Agreement, shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) all obligations (contingent or otherwise) of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Taxes” means any Taxes other than Excluded Taxes.
“Initial Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.
“Initial Term Loan” has the meaning specified therefor in Section 2.2(a) of the Agreement.
“Insolvency Proceeding” means with respect to any Person, (a) any proceeding, corporate action, procedure or step commenced by or against that Person under any provision of the Bankruptcy Code or under any other provincial, territorial, state or federal (including the federal government of Canada) bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, or (b) the appointment of a custodian, trustee, receiver, interim receiver, national receiver, receiver-manager, monitor, liquidator, administrator, judicial manager, administrative receiver, supervisor, compulsory manager, or similar custodian for that Person or for a substantial part of its assets.
“Intellectual Property” means any and all intellectual property rights worldwide now or hereafter existing, including such rights in (a) Patents, (b) Copyrights, (c) Trademarks, (d) Software, (e) inventions, and discoveries and invention disclosures (whether or not patented), know-how, trade secrets and confidential information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques and goodwill, (f) franchises, Licenses, permits, consents and approvals, (g) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements or other violations of any of the foregoing, (h) the right to sue for past, present, and future infringements and other violations of any of the foregoing and (i) all rights corresponding to any of the foregoing.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrower and
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each of its Subsidiaries, each of the other Loan Parties, and Agent, the form and substance of which is reasonably satisfactory to Agent, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending 1, 3, or 6 (or if available and agreed to by all relevant Lenders and the Agent, 12 months or such period of less than a month) thereafter; provided, that (a) interest shall accrue at the applicable rate based upon Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3 or 6 months (or if available and agreed to by all relevant Lenders and the Agent, 12 months or such period of less than a month) after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Term Loan Maturity Date.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), or the transfer of assets by such Person pursuant to any statutory division of such Person or to any other Person pursuant to a plan of division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“IRC” means the Internal Revenue Code of 1986, as amended.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means any Revolving Lender that has a Letter of Credit Commitment, and any former Revolving Lender that remains the issuer of a then-outstanding Letter of Credit.
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“Joint Bookrunner” means each of Credit Suisse Loan Funding LLC, Wells Fargo Bank, National Association, Capital One, National Association, HSBC Securities (USA) Inc. and Regions Bank.
“Joint Lead Arrangers” means each of Credit Suisse Loan Funding LLC, Wells Fargo Bank, National Association, Capital One, National Association, HSBC Securities (USA) Inc and Regions Bank.
“Junior Indebtedness” means, collectively, any Indebtedness constituting debt for borrowed money of the Borrower or any Subsidiary that is (x) secured by a Lien that is by its terms junior in priority to the Lien securing the Obligations or (y) by its terms subordinated in right of payment to all or any portion of the Obligations.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Commitments, Incremental Term Loan Commitments and Extended Term Loans, Incremental Term Loans, in each case as extended in accordance with the Agreement from time to time.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, authorizations and permits of, any Governmental Authority, in each case having the force of law.
“LCT Election” has the meaning specified therefor in Section 1.8 of the Agreement.
“LCT Test Date” has the meaning specified therefor in Section 1.8 of the Agreement.
“Lender” has the meaning set forth in the preamble to the Agreement, shall include each Term Loan Lender, each Revolving Lender, and each Issuing Bank, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including each Issuing Bank), or any one or more of them.
“Lender Group Expenses” means all (a)  costs or expenses (including insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party,
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(f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) financial examination, appraisal, and valuation fees and expenses of Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable and documented costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loans, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a standby letter of credit issued by any Issuing Bank at the request of Borrower pursuant to the terms of the Agreement; provided, that an Issuing Bank at its sole discretion may issue a trade, commercial or other type of letter of credit.
“Letter of Credit Collateralization” means with respect to the Letter of Credit obligations, either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the applicable Letter of Credit Fees, Letter of Credit Fronting Fee and Letter of Credit Other Fee to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to Agent and the each applicable Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit or (c) providing Agent (on behalf of Issuing Bank) with a standby letter of credit, in form and substance reasonably satisfactory to all Issuing Bank, from a commercial bank acceptable to all Issuing Bank (in their sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the applicable Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the all Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
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“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Lender to provide Letters of Credit, as such commitment may be reduced from time to time pursuant to Section 2.4(c) or Section 13.1. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on the Commitment Schedule, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Letter of Credit Commitment, as applicable. The aggregate amount of the Issuing Banks’ Letter of Credit Commitments on the Closing Date is $10,000,000.
“Letter of Credit Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.
“Letter of Credit Fronting Fee” has the meaning specified therefor in Section 2.11(k) of the Agreement.
“Letter of Credit Other Fee” has the meaning specified therefor in Section 2.11(k) of the Agreement.
“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.
“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.
“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.
“Letter of Credit Sublimit” means an aggregate amount equal to the lesser of (a) $10,000,000 and (b) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, as such amount may be reduced pursuant to Section 2.4(c).
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn stated amounts of all outstanding Letters of Credit minus any undrawn stated amounts of any outstanding Letters of Credit previously calculated as Letter of Credit Usage that are subject to Letter of Credit Collateralization on such date of determination plus amounts drawn and unreimbursed, and not yet converted to Revolving Loans.
“License” means any Copyright license, Patent license, Trademark license or other license of rights in Intellectual Property granted to any Loan Party or any of its Subsidiaries.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Limited Condition Transaction” means any prepayment, repurchase or redemption of Indebtedness that requires irrevocable notice in advance thereof, or an acquisition (or proposed acquisition) by one or more of the Borrower and its Subsidiaries of any assets,
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business or person permitted to be acquired hereunder, in each such case whose consummation is not conditioned on the availability of, or obtaining, third party financing.
“Loan” means any Revolving Loan or Term Loan made (or to be made) hereunder.
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
“Loan Documents” means the Agreement, the Security Documents, the Control Agreements, the Fee Letter, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, any note or notes executed by Borrower or any other Loan Party in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
“Loan Party” means the Borrower or any Guarantor (including such newly acquired Subsidiaries for which the Borrower has provided the Guarantor Notice); provided, that, notwithstanding anything herein to the contrary, no Subsidiary that is an Excluded Subsidiary shall be required to be a Loan Party.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, results of operations, assets, prospects, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.
“Material Subsidiary” means, at any date of determination, each Subsidiary of the Borrower (a) whose EBITDA for the most recent Reference Period is equal to or greater than $2,000,000 or (b) whose aggregate EBITDA for the most recent Reference Periods (when combined with the EBITDA of all other Immaterial Subsidiaries as of such date of determination), is equal to or greater than $5,000,000; provided, that any Subsidiary that owns any Intellectual Property shall in any event be a “Material Subsidiary”; provided further, that any Subsidiary that owns the Equity Interests of a Material Subsidiary shall in any event be a “Material Subsidiary”.
“Maturity Date” means (a) as to the Initial Revolving Loans, Revolving Commitments, and Letters of Credit issued as Initial Revolving Loans, the Revolver Maturity Date, (b) as to the Initial Term Loans the Term Loan Maturity Date, and (c) as to any Extended Term Loans or Extended Revolving Loans, the final maturity date therefor as set forth in the applicable Extension Amendment; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Revolver Amount” means $60,000,000, as may be decreased from time to time by the amount of reductions in the Revolving Commitments made in accordance with Section 2.4(c) of the Agreement.
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“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more, if any, mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral, if any.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case with respect to clauses (i), (ii) and (iii) above to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and
(b)    with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence and (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case with respect to clauses (i) and (ii) above to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.
“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.
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“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Obligations” means (a) all loans (including the Term Loan and the Revolving Loans, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any Loan Party, fees (including the fees provided for in the Fee Letter) of any Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any Loan Party, guaranties of any Loan Party, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by Law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by the Borrower or any other Loan Party to any Issuing Bank now or hereafter arising from or in respect of Letters of Credit, and (c) all Bank Product Obligations; provided, that Obligations shall not include Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans and the Term Loan, (ii) interest accrued on the Revolving Loans and the Term Loan, (iii) the amount necessary to reimburse the applicable Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, in each case in respect of Letters of Credit, (v) Lender Group Expenses of any Loan Party, (vi) fees payable by any Loan Party under the Agreement or any of the other Loan Documents and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document (excluding Excluded Swap Obligations). Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“OID” has the meaning specified therefor in Section 2.15(b)(iii)(A) of the Agreement.
“Original Jurisdiction” means in relation to an English Loan Party, England and Wales.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Patents” means all of the following worldwide: (a) any and all patents and patent applications; (b) all inventions claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable thereunder and with respect thereto, including,
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without limitation, damages and payments for past and future infringements or other violations thereof; (e) all rights to sue for past, present, and future infringements and other violations thereof; and (f) all rights corresponding to any of the foregoing.
“Patent Security Agreements” means the US Patent Security Agreement and the Canadian Patent Security Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.
“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.
“Permitted Acquisition” means any Acquisition so long as:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b)    no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,
(c)    to the extent practical and subject to confidentiality (including limiting such notice to the Agent and not to the Lenders), Borrower has provided Agent with written notice of the proposed Acquisition at least five Business Days prior to the anticipated closing date of the proposed Acquisition,
(d)    the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,
(e)    after giving pro forma effect to such Acquisition, no more than 30% of the positive EBITDA of the Borrower and Subsidiaries shall be provided by Subsidiaries that are not Loan Parties, pro forma as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered under Section 5.1(a), but also giving pro forma effect to any other Acquisitions consummated after such fiscal quarter end); provided, that Borrower may cause such Acquisition to comply with the requirements of this clause (e) by causing one or more newly-acquired Subsidiaries, which Subsidiaries would otherwise constitute Excluded Subsidiaries under the definition thereof, to become Guarantors of the Obligations to
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the extent necessary to achieve such compliance; provided, further, that the Borrower may provide written notice to the Agent that it intends to join such newly-acquired Subsidiaries as Guarantors once such joinder no longer causes material adverse tax consequences (such time period may not exceed 366 days) (“Guarantor Notice”), and
(f)    the Borrower and its Subsidiaries shall be in compliance with Sections 5.11 and 5.12 of the Agreement after giving pro forma effect to such Acquisition.
“Permitted Dispositions” means:
(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries,
(b)    sales of inventory to buyers in the ordinary course of business,
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)    non-exclusive licensing of Patents, Trademarks, Copyrights, and other Intellectual Property of the Borrower or any of its Subsidiaries in the ordinary course of business, which could not and does not (i) result in a legal transfer of title of such licensed Intellectual Property, (ii) interfere in any material respect with the businesses, or adversely affect the value of the Intellectual Property of, the Borrower or any of its Subsidiaries, or (iii) secure any Indebtedness,
(e)    the granting of Permitted Liens,
(f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)    any involuntary loss, damage or destruction of property,
(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)    the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business,
(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower or any Subsidiary to its immediate Borrower,
(k)    lapses or abandonment of registered Patents, Trademarks, Copyrights or other Intellectual Property of the Borrower or any of its Subsidiaries, which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the businesses of the Borrower or any of its Subsidiaries, so long as, (A) with respect to Copyrights, such Copyrights are not material revenue generating Copyrights, and (B) such lapse or abandonment is not materially adverse to the interests of the Lender Group,
(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
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(m)    the making of Permitted Investments,
(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Borrower or any of its Subsidiaries to a Loan Party other than a Loan Party that is not organized in the United States, (ii) from any Loan Party not organized in the United States to any other Loan Party not organized in the United States and (iii) from any Subsidiary of Borrower that is not a Loan Party to any other Subsidiary of Borrower,
(o)    dispositions of assets acquired by Borrower and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrower and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,
(p)    sales or dispositions of assets (other than any Intellectual Property that is material to the business of the Borrower and its Subsidiaries) so long as (A) made at fair market value, (B) at the time of execution of such sale or disposition, no Event of Default has occurred and is continuing or would result therefrom and (C) at least 75% of the consideration received is cash or Cash Equivalents (provided, however, that for the purposes of this clause (C), the following shall be deemed to be cash: (x) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Loan Party, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (y) any securities received by the Borrower or the applicable Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable disposition, and (z) aggregate non-cash consideration received by the Borrower or the applicable Subsidiary having a fair market value (determined as of the closing of the applicable disposition for which such non-cash consideration is received) not less than the fair market value of the assets so disposed less the cash or cash equivalents (excluding any received pursuant to this clause (z)) as determined on a pro forma basis (provided that if the fair market value of such non-cash consideration is in excess of $5,000,000, the Agent may request a third party appraisal or fairness opinion, as applicable), and
(q)    sales or dispositions of assets (other than any Intellectual Property that is material to the business of the Borrower and its Subsidiaries) not otherwise permitted in clauses (a) through (p) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in any fiscal year (including the proposed disposition) would not exceed the greater of (x) $10,000,000 and (y) 12% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date).
“Permitted Indebtedness” means:
(a)    Indebtedness evidenced by the Agreement or the other Loan Documents,
(b)    Indebtedness set forth on Schedule P-3 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
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(d)    endorsement of instruments or other payment items for deposit,
(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)    Indebtedness of Borrower or any of its Subsidiaries that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) subject to Section 1.8, no Event of Default has occurred and is continuing or would result therefrom, the terms of such Indebtedness shall be subject to the conditions applicable to Incremental Loans in Sections 2.15(b)(i), (iii) and (vi), and (iii) subject to Section 1.8, after giving pro forma effect to the incurrence of such Indebtedness and the Permitted Acquisition, (x) in the case of Indebtedness secured pari passu with the Liens on the Collateral securing the Obligations, the First Lien Leverage Ratio is equal to or less than 4.00:1.00, (y) in the case of Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations the Secured Leverage Ratio is equal to or less than 4.00:1.00 and (z) in the case of unsecured Acquired Indebtedness, the Total Leverage Ratio is equal to or less than 5.00:1.00; provided, that, all such Indebtedness incurred by non-Loan Parties pursuant to this clause (f) shall not exceed the greater of (A) $15,000,000 and (B) 20% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any time outstanding minus the aggregate amount of Indebtedness of non-Loan Parties incurred and then-outstanding pursuant to clause (g) of “Permitted Indebtedness”; to the extent such Indebtedness ranks junior to the Obligations in right of payment or is secured other than by the Security Documents, such Indebtedness shall be subject to an intercreditor agreement the terms and form of which are reasonably satisfactory to Agent,
(g)    Acquired Indebtedness; provided, that, (i) subject to Section 1.8, no Event of Default has occurred and is continuing or would result therefrom and (ii) after giving pro forma effect to the incurrence of such Acquired Indebtedness and the Permitted Acquisition that (x) in the case of Acquired Indebtedness secured pari passu with the Liens on the Collateral securing the Obligations, the First Lien Leverage Ratio is equal to or less than 4.00:1.00, (y) in the case of Acquired Indebtedness secured by a Lien on the Collateral that is junior to the Lien securing the Obligations the Secured Leverage Ratio calculated on a pro forma basis is equal to or less than 4.00:1.00 and (z) in the case of unsecured Acquired Indebtedness, the Total Leverage Ratio calculated on a pro forma basis is equal to or less than 5.00:1.00; provided, that, Acquired Indebtedness assumed by non-Loan Parties shall not exceed the greater of (A) $15,000,000 and (B) 20% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any time outstanding minus the aggregate amount of Indebtedness of non-Loan Parties incurred and then-outstanding pursuant to clause (f) of “Permitted Indebtedness”; to the extent such Acquired Indebtedness ranks junior to the Obligations in right of payment or is secured other than by the Security Documents, such Acquired Indebtedness shall be subject to an intercreditor agreement the terms and form of which are reasonably satisfactory to Agent,
(h)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to
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defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)    the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,
(k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,
(l)    unsecured Indebtedness of Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Borrower of the Equity Interests of Borrower that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed the greater of (x) $2,500,000 and (y) 3% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date), and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(m)    unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed the greater of (x) $40,000,000 and (y) 50% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any one time outstanding, (ii) such unsecured Indebtedness is (x) subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, or (y) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,
(n)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(o)    Indebtedness composing Permitted Investments,
(p)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(q)    unsecured Indebtedness of Borrower or its Subsidiaries that are Loan Parties in respect of Earn-Outs owing to sellers of assets or Equity Interests to a Borrower or its Subsidiaries that are Loan Parties that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent,
(r)    Indebtedness in an aggregate outstanding principal amount not to exceed the greater of (x) $13,000,000 and (y) 15% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any time outstanding for all Subsidiaries of Borrower that are Excluded CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,
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(s)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(t)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price or similar obligation of Borrower or the applicable Loan Party in connection with one or more Permitted Dispositions or other acquisition of assets to the extent not prohibited by the Agreement,
(u)    Indebtedness in respect of (i) one or more series of notes issued by the Borrower that are either (x) subordinated and unsecured or (y) secured by Liens on the Collateral ranking pari passu with or junior to the Liens securing the Obligations, in each case, issued in a public offering, Rule 144A or other private placement in lieu of the foregoing and (ii) loans made to the Borrower that are either (x) subordinated and unsecured or (y) secured by Liens on Collateral ranking pari passu with or junior to, the Liens securing the Obligations (any such Indebtedness, “Incremental Equivalent Debt”); provided, that the aggregate initial principal amount of all Incremental Equivalent Debt, plus all Incremental Loans, shall not exceed the amount permitted to be incurred under the Available Increase Amount, the terms of all Incremental Equivalent Debt shall be subject to the conditions applicable to Incremental Loans in Sections 2.15(b)(i), (iii) and (vi) (except such “bridge loans” shall not be subject to Section 2.15(b)(i)); provided, further, that (w) in the case of Incremental Equivalent Debt secured pari passu with the Liens on the Collateral securing the Obligations, the Borrower shall be required to comply with a First Lien Leverage Ratio calculated on a pro forma basis equal to or less than 4.00:1.00, (x) if in the case of Incremental Equivalent Debt secured by a Lien on the Collateral that is junior to the Liens securing the Obligations the Borrower shall be required to comply with a Secured Leverage Ratio calculated on a pro forma basis equal to or less than 4.00:1.00, (y) in the case of unsecured Incremental Equivalent Debt, the Borrower shall be required to comply with a Total Leverage Ratio calculated on a pro forma basis equal to or less than 5.00:1.00 and (z) to the extent such Indebtedness ranks junior to the Obligations in right of payment or is secured other than by the Security Documents, such Indebtedness shall be subject to an intercreditor agreement the terms and form of which are reasonably satisfactory to Agent,
(v)    Indebtedness of Borrower or any of its Subsidiaries so long as (i) subject to Section 1.8, no Event of Default has occurred and is continuing or would result therefrom, (ii) the terms of such Indebtedness shall be subject to the conditions applicable to Incremental Loans in Sections 2.15 (b)(i), (iii) and (vi), and (iii) subject to Section 1.8, after giving pro forma effect to the incurrence of such Indebtedness, (x) in the case of Indebtedness secured pari passu with the Liens on the Collateral securing the Obligations, the First Lien Leverage Ratio is equal to or less than 4.00:1.00, (y) in the case of Indebtedness secured by a Lien on the Collateral that is junior to the Lien securing the Obligations the Secured Leverage Ratio is equal to or less than 4.00:1.00, (z) in the case of unsecured Indebtedness, the Total Leverage Ratio is equal to or less than 5.00:1.00; provided, that, such Indebtedness incurred by non-Loan Parties shall not exceed the greater of (A) $15,000,000 and (B) 20% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any time outstanding; to the extent such Indebtedness ranks junior to the Obligations in right of payment or is secured other than by the Security Documents, such Indebtedness shall be subject to an intercreditor agreement the terms and form of which are reasonably satisfactory to Agent,
(w)    any other unsecured Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed the greater of (x) $25,000,000 and (y) 30% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any time outstanding, and
(x)    Indebtedness resulting from any Statutory Deemed Trust and Lien Claim.
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“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party (other than loans by a Loan Party to a Loan Party that is not organized in the United States), (b) a Loan Party not organized in the United States to another Loan Party not organized in the United States, (c) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, (d) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, or (e) a Loan Party to a Subsidiary of Borrower that is not a Loan Party so long as (A) (i) the aggregate amount of all such loans (by type, not by the borrower) made after the date hereof does not exceed the greater of (x) $16,000,000 and (y) 20% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any time outstanding or (B) the loan is in connection with a Permitted Acquisition and the loan is funded with the proceeds of an equity issuance by the Borrower or by Permitted Indebtedness.
“Permitted Investments” means:
(a)    Investments in cash and Cash Equivalents,
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)    advances made in connection with purchases of goods or services in the ordinary course of business,
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings or an English Insolvency Event involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,
(f)    guarantees permitted under the definition of Permitted Indebtedness,
(g)    Permitted Intercompany Advances,
(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,
(j)    (i) non-cash loans and advances to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Borrower, and (ii) loans and advances to employees and officers of Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed the greater of (x) $2,000,000 and (y) 2.5% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any one time,
(k)    Permitted Acquisitions,
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(l)    Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Borrower),
(m)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
(n)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by Law to maintain a minimum net capital requirement or as may be otherwise required by applicable Law,
(o)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(p)    promissory notes received by any Loan Party as consideration for a Permitted Disposition in an aggregate amount not to exceed the greater of (x) $4,000,000 and (y) 5.0% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any one time,
(q)    Investments by Borrower and its Subsidiaries existing on the Closing Date in the Equity Interests of their respective Subsidiaries, and
(r)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed the greater of (x) $25,000,000 and (y) 30% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) in the aggregate during the term of the Agreement.
Notwithstanding the foregoing, no Investments shall be made with contributions of any Intellectual Property.
“Permitted Liens” means:
(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)    Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP,
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d)    Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e)    the interests of lessors under operating leases and (other than with respect to Intellectual Property) licensors under license agreements that do not result in a legal transfer of title of the licensed property,
(f)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so
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long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(g)    Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation, other unemployment insurance and social security benefits,
(i)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k)    with respect to any Real Property, easements, servitudes, rights of way, zoning restrictions and minor defects or irregularities in title that do not, in any case, materially interfere with or impair the use or operation thereof,
(l)    non-exclusive licenses of Patents, Trademarks, Copyrights, and other Intellectual Property in the ordinary course of business, which could not and do not (i) result in a legal transfer of title of such Patent, Trademark, Copyright or other Intellectual Property, (ii) interfere in any material respect with the business, or adversely affect the value of the Intellectual Property of, the Borrower or any of its Subsidiaries, or (iii) secure any Indebtedness,
(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n)    rights of setoff or bankers’ or similar liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts or Securities Accounts in the ordinary course of business,
(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p)    Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods,
(q)    Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r)    Liens assumed by Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,
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(s)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection,
(t)    Liens securing Permitted Indebtedness permitted under clauses (f), (g), (u) and (v) of the definition thereof so long as (i) subject to Section 1.8, no Event of Default has occurred and is continuing or would result therefrom and (ii) subject to Section 1.8, after giving pro forma effect to the incurrence of such Indebtedness, (x) in the case of Indebtedness secured pari passu with the Liens on the Collateral securing the Obligations, the First Lien Leverage Ratio is equal to or less than 4.00:1.00 and (y) in the case of Indebtedness secured by a Lien on the Collateral that is junior to the Lien securing the Obligations the Secured Leverage Ratio is equal to or less than 4.00:1.00, plus with respect to any secured Incremental Equivalent Debt, such additional secured Permitted Indebtedness as may be incurred in reliance on the Available Increase Amount,
(u)    Statutory Deemed Trust and Liens which are not due or delinquent or are being contested by any Loan Party by a Permitted Protest,
(v)    [reserved], and
(w)    other Liens which do not secure Indebtedness which is secured by the Collateral and as to which the aggregate amount of the obligations secured thereby does not exceed the greater of (x) $16,000,000 and (y) 20% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at any time outstanding.
“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding not in excess of the greater of (x) $13,000,000 and (y) 15% of EBITDA for the Reference Period most recently ended prior to such determination (measured as of such date) at one time outstanding.
“Person” means natural persons, corporations, limited liability companies, unlimited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means, other than any Multiemployer Plan, any “employee benefit plan” (as defined in Section 3(3) of ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or ERISA Affiliate (solely with respect to any Pension Plan) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
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“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“PPSA” means the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Québec as in effect in the Province of Québec or any other Canadian federal, territorial or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
“Prime Rate” means, for any day, the rate of interest per annum determined from time to time by Credit Suisse AG, Cayman Islands Branch as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG, Cayman Islands Branch based upon various factors including Credit Suisse AG, Cayman Islands Branch’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a)     with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolving Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)    with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse the Issuing Banks, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolving Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolving Commitments had not been terminated and based upon the Revolving Commitments as they existed immediately prior to their termination,
(c)    with respect to a Lender’s obligation to make all or a portion of the Term Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loans, and with respect to all other computations and other matters related to the Term Loan Commitments or the Term Loans, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders, and
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(d)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the Dollar Equivalent of the percentage obtained by dividing (i) the sum of the Term Loan Exposure of such Lender plus the Revolving Loan Exposure of such Lender by (ii) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures and Term Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures and Term Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
“PSC Company” has the meaning given to that term in Section 5.18 of this Agreement.
“PSC Register” means a “PSC Register” within the meaning of section 709C(10) of the Companies Act 2006.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Borrower issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Borrower or one of its Subsidiaries that is a Loan Party in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement (or will be subject to a Control Agreement following the post-closing period specified in Schedule 5.16 to the Agreement with respect to delivery of Control Agreements), and is maintained by a branch office of the bank or securities intermediary located within the United States.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interest” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Ratio Increase Amount” has the meaning specified in the definition of Available Increase Amount.
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“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.
“Real Property Collateral” means any Real Property hereafter acquired by Borrower or its Subsidiaries with a fair market value in excess of $5,000,000.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Reference Period” has the meaning set forth in the definition of EBITDA.
“Refinancing Indebtedness” means refinancings or replacement of Indebtedness so long as:
(a)    such Refinancing Indebtedness does not result in an increase in the principal amount of the Indebtedness so refinanced or replaced, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)    such Refinancing Indebtedness may have the same guarantees as, and be secured on the same Collateral securing the refinanced Indebtedness and to the extent such Refinancing Indebtedness ranks junior to the Obligations in right of payment or is secured other than by the Security Documents, such Refinancing Indebtedness shall be subject to an intercreditor agreement the terms and form of which are reasonably satisfactory to Agent,
(c)     no Refinancing Indebtedness shall mature prior to the Latest Maturity Date of the Loans being refinanced or replaced, and in the case of the Term Loans, no Refinancing Indebtedness shall have a shorter Weighted Average Life to Maturity than the Loans being refinanced or replaced,
(d)    any Refinancing Indebtedness shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the Lenders party thereto,
(e)    in the case of any refinancing or replacement of the Revolving Loans, any Refinancing Indebtedness shall share ratably in any prepayment and/or commitment reduction in respect of the Revolving Facility unless the Borrower and the Lenders in respect of such Refinancing Indebtedness elect lesser payments (or commitment reductions)),
(f)    in the case of any refinancing or replacement of Term Loans that are secured on a pari passu by the same Collateral as the Term Loans shall share ratably in any mandatory prepayment of the relevant Term Loans unless the Borrower and the Lenders in respect of such Refinancing Indebtedness elect lesser payments, and
(g)    the other terms and conditions (excluding those referenced in clauses (a) through (f) above) of such Refinancing Indebtedness shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Lenders providing such Refinancing Indebtedness than those applicable to the Indebtedness being refinancing or replaced.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
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“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.
“Reinvestment Period” has the meaning specified therefor in Section 2.4(e)(ii) of the Agreement.
“Related Fund” means any Person (other than a natural person or Disqualified Institution) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.
“Repricing Transaction” means the refinancing or repricing by the Borrower of all or any portion of the Initial Term Loans (x) with the proceeds of any term B loan that is broadly marketed or syndicated to banks and other institutional investors or (y) in connection with any amendment to the Agreement, in either case, (i) having or resulting in an effective interest rate (to be calculated in a manner consistent as in Section 2.15(b)(ii)(A)) as of the date of such refinancing or repricing that is less than the effective interest rate applicable to the Initial Term Loans immediately prior to such refinancing or repricing and (ii) in the case of a refinancing of the Initial Term Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding Initial Term Loans, other than, in any case, any such transaction consummated in connection with a Change of Control or a transaction which would not otherwise be permitted hereunder immediately prior to the consummation thereof.
“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Dollar Equivalent of Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).
“Required Revolving Lenders” means. at any time, Revolving Lenders having or holding more than 50% of the sum of the aggregate Dollar Equivalent of Revolving Loan
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Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Lenders, and (ii) at any time there are 2 or more Revolving Lenders, “Required Revolving Lenders” must include at least 2 Revolving Lenders (who are not Affiliates of one another).
“Responsible Officer” means the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any Manager, any Vice President, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member, managing director, general partner or authorized signatory thereof and/or any other senior officer of the Borrower or any other Loan Party designated as such in writing to the Agent by the Borrower or any Loan Party, as applicable.
“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution (including pursuant to a plan of statutory division), directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in its capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding.
“Revolver Extension Request” has the meaning specified therefor in Section 2.16 of the Agreement.
“Revolver Extension Series” has the meaning specified therefor in Section 2.16 of the Agreement.
“Revolver Maturity Date” means August 6, 2024.
“Revolving Lender” means a Lender that has a Revolving Commitment or that has an outstanding Revolving Loan including Incremental Revolving Credit Lenders or Extending Revolving Lender.
“Revolving Loan” means an Initial Revolving Loan, an Incremental Revolving Loan and an Extended Revolving Loan, as applicable.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolving Commitments, the amount of such Lender’s Revolving Commitment, and (b) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans, plus (b) the amount of the Letter of Credit Usage.
“Revolving Commitment” with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum principal aggregate amount of such Lender’s Revolving Loan Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.4, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.1 and (c) increased from time to time
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pursuant to Section 2.15. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. References to the “Revolving Commitments” shall mean the Revolving Commitment of each Lender taken together. The initial aggregate principal amount of all Lenders’ Revolving Commitments on the Closing Date is $60,000,000.
“Same Day Base Rate Loans” has the meaning specified therefor in Section 2.3(a) of the Agreement.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons (SDN) maintained by OFAC or as identified by the federal government of Canada or under the Canadian Anti-Money Laundering & Anti-Terrorism Legislation, OFAC’s consolidated Non-SDN list or any other list maintained by any Governmental Authority administering Sanctions (as identified in the definition thereof), (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Territory, or (d) any Person directly or indirectly owned 50% or more by or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctioned Territory” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, (d) a Person resident in or determined to be resident in a country or territory, in each case, of clauses (a) through (d) that is a target of comprehensive territorial-based sanctions, currently the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom, (e) the federal government of Canada or (f) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Secured Leverage Ratio” means, as of any date of determination the ratio of (a) Funded Indebtedness as of such date that is secured by the property of the Borrower and its subsidiaries, less Qualified Cash in amount not to exceed $50,000,000, to (b) EBITDA for the applicable Reference Period.
“Securities Account” means a securities account (as that term is defined in the PPSA or the UCC, as applicable).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
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“Security Agreements” means the US Security Agreement, the
English Security Agreement and the Canadian Security Agreement.
“Security Documents” means, collectively, the Security Agreements, the Copyright Security Agreements, the Patent Security Agreements, the Trademark Security Agreements, the English Share Pledge, English IP Share Pledge or any document, instrument or agreement entered into now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the applicable Security Agreement.
“Software” means computer software, programs, databases, data files, source code, object code, application programming interfaces, libraries, Internet websites and any documentation relating thereto.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“SOFR Margin” has the meaning set forth in the definition of Applicable Margin.
“SOFR Notice” means (i) with respect to the continuation or conversion of any outstanding Loan as, or into, a SORF Loan, a written notice in the form of Exhibit L-2 to this Agreement, and (ii) with respect to the Borrowing of any SOFR Loan, an appropriately completed Borrowing Notice in the form of Exhibit L-1 to this Agreement.
“SOFR Option” has the meaning specified therefor in Section 2.12(a).
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable Laws relating to fraudulent transfers and conveyances, and (e) such Person is not an “insolvent person” as such term is defined in the BIA. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Representations” means the representations in, Sections 4.1(a)(i) and (iii), 4.2(a) and (b)(i), 4.4(a) and (b) (not with regard to priority), 4.7, 4.9(a), 4.13, 4.16, 4.17 and 4.18.
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“Spot Rate” means the rate determined by the Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Standard Letter of Credit Practice” means, for an Issuing Bank, any domestic or foreign Law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which Laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Statutory Deemed Trust and Lien” shall mean a deemed trust or lien securing any Statutory Deemed Trust and Lien Claims.
“Statutory Deemed Trust and Lien Claims” shall mean claims for any unpaid wages, vacation pay, worker’s compensation, unemployment insurance, pension plan contributions, pension solvency deficiency, employee source or non-resident withholding tax deductions, unremitted goods and services, harmonized sales or other excise taxes or similar statutory obligations secured by a deemed trust or lien on a Person’s Property.
“subsidiary” of a Person means a corporation, partnership, limited liability company, unlimited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, unlimited liability company, or other entity.
“Subsidiary” means, unless otherwise specified, any subsidiary of the Borrower.
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, withholdings (including backup withholding) or other charges now or hereafter imposed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Term Loan” means an Initial Term Loan, an Incremental Term Loan and an Extended Term Loan, as applicable.
“Term Loan Commitment” means, with respect to each Lender, its respective Term Loan Commitment, and, with respect to all Lenders, their respective Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such
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amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. Which on the Closing Date shall be $350,000,000.
“Term Loan Exposure” means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.
“Term Loan Extension Request” has the meaning specified therefor in Section 2.16 of the Agreement.
“Term Loan Extension Series” has the meaning specified therefor in Section 2.16 of the Agreement.
“Term Loan Lender” means a Lender that has a Term Loan Commitment or that has a portion of the Term Loan including an Incremental Term Lender or Extending Term Lender.
“Term Loan Maturity Date” means August 6, 2026
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) US Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding US Government Securities Business Day is not more than three (3) US Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) US Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding US Government Securities Business Day is not more than three (3) US Government Securities Business Days prior to such Base Rate SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation with respect to a SOFR Loan, a percentage per annum as set forth below for the applicable tenor and (if applicable) Interest Period therefor:
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Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Assets” means the consolidated total assets of the Borrower and its Subsidiaries as shown on the most recent consolidated balance sheet of the Borrower.
“Total Leverage Ratio” means, as of any date of determination the ratio of (a) Funded Indebtedness as of such date less Qualified Cash in amount not to exceed $50,000,000, to (b) EBITDA for the Reference Period.
“Trademarks” means all of the following worldwide: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, designs, in each case, whether registered or unregistered, now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith; (b) all reissues, extensions or renewals thereof; (c) all goodwill associated with or symbolized by any of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, dilution or other violations thereof; and (e) all rights to sue for past, present, and future infringements, dilution or other violations of the foregoing, including the right to settle suits involving claims and demands for royalties owing.
“Trademark Security Agreements” means the US Trademark Security Agreement and the Canadian Trademark Security Agreement.
“UCC” means the New York Uniform Commercial Code, as in effect from time to time.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Underlying Issuer” means CS or another third Person which is the beneficiary of a Reimbursement Undertaking and which has issued a Letter of Credit at the request of an Issuing Bank for the benefit of Borrower.
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“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.
“United States” means the United States of America.
“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.
“US Security Agreement” a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party who is organized under the Laws of any jurisdiction in the United States, any state thereof or the District of Columbia to Agent.
“US Copyright Security Agreement” has the meaning specified therefor in the US Security Agreement.
“US Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“US Patent Security Agreement” has the meaning specified therefor in the US Security Agreement.
“US Trademark Security Agreement” has the meaning specified therefor in the US Security Agreement.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“Weighted Average Life to Maturity” means, when applied to any amortizing Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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